UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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MOELIS & COMPANY
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Notice of Annual Meeting of Stockholders

Notice of Annual Meeting of Stockholders

We are holding our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) for the following purposes, which are described in more detail in the Proxy Statement:

2026 Annual Meeting of Stockholders	Meeting Date	Thursday, June 25, 2026
	Time	8:30 a.m. (Eastern Time)
	Place	Offices of Moelis & Company 399 Park Avenue, New York, NY 10022

1.	to elect seven directors to our Board of Directors;
2.	to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement;
3.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 27, 2026 will be entitled to attend and vote at the Annual Meeting.

As permitted by the rules of the Securities and Exchange Commission, we are sending our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than a paper set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the internet, as well as how to request the materials in paper form.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. The Notice includes instructions on how to vote, including by internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

By order of the Board of Directors,

Osamu Watanabe

General Counsel and Secretary

April 29, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 25, 2026.

The Company’s Proxy Statement and 2025 Annual Report on Form 10-K

are also available at www.proxyvote.com.

Letter from our CEO

Letter from our CEO

Dear Stockholders:

On behalf of our Board of Directors and the entire Moelis & Company leadership team, we cordially invite you to attend our 2026 Annual Meeting of Stockholders, to be held on June 25, 2026 at the offices of Moelis & Company located at 399 Park Avenue, 4th Floor, New York, NY 10022. The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe Moelis & Company’s achievements, compensation highlights and governance practices to be discussed at the meeting.

Your vote matters, and we encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend. At this year’s Annual Meeting we are seeking your vote on several items, including the election of our directors and the approval of our executive compensation practices, which reflect both our strong 2025 performance and the execution of our leadership transition.

In 2025, we undertook the first CEO change since our founding. Effective October 1, 2025, I assumed the role of Chief Executive Officer and joined our Board, and Ken became Executive Chairman. This transition reflects multi-year succession planning led by our independent directors and executive team and is designed to elevate our next generation of leadership while preserving the Firm’s strategy, culture and client franchise.

Below I reflect on the leadership transition and my first six months as CEO and review our 2025 activity and corresponding results.

Our next chapter

2026 marks my first full year as Chief Executive Officer of Moelis & Company. I step into this role with appreciation for the trust placed in me by Ken, our Board, and my colleagues, and with confidence in our Firm, our people and the opportunities ahead. Ken and I have worked together for decades, and I value our continued partnership as we build on our momentum and position Moelis for the future.

We enter this next chapter from a position of strength—financially, strategically and culturally—and remain focused on serving our clients, prioritizing our people, and delivering long-term value for our shareholders.

Driving results in a dynamic market

Our 2025 performance reflects the earnings power of our Firm and the benefits of disciplined investment. We earned $1.54 billion in adjusted revenues, up 28% from 2024, driven by 35% growth in M&A, a record year in Capital Markets, and double-digit gains in both average fees and completed transactions. Our strong revenue growth and improved Managing Director productivity, coupled with prudent expense management, drove meaningful operating leverage and approximately 510 basis points of adjusted pre-tax margin expansion.

Letter from our CEO

Adj. Revenue ($mm)	Adj. Pre-tax Margin

Our performance in 2025 builds on a track record of sustained growth since our IPO, with revenues increasing nearly threefold and pre-tax income more than doubling over that period. During this time, we have remained committed to a disciplined and consistent approach to returning capital to shareholders, resulting in more than $3.0 billion of capital returns, including dividends representing approximately 151% of our $25.00 per share IPO price, and a cumulative total shareholder return of approximately 506% as of December 31, 2025.

Against a backdrop of geopolitical and macroeconomic uncertainty, client engagement remained strong throughout 2025, and our teams delivered innovative advice and solutions as clients navigated complexity, pursued strategic opportunities, and executed industry-defining transactions. A selection of these transactions is included below and reflects both the breadth of our platform and the depth of our client relationships across products, sectors, and regions.

Letter from our CEO

Scaling our platform for long-term growth

With a continued focus on serving our clients, we have invested over the past several years in the largest market opportunities across our industry. These investments are translating into measurable results:

•

Beginning in 2020, amidst accelerating growth in private capital markets and rising demand for holistic capital solutions, we have nearly tripled our Capital Markets revenue and significantly expanded our private and hybrid capital capabilities, positioning the business to deliver a record year in 2025.

•

We have applied this same forward-looking approach across sectors. In 2023, in order to better service our clients across the Technology sector, the largest global M&A fee pool, we doubled the size of our Technology franchise, which continues to be one of our strongest revenue contributors.

•

That same year, we made targeted investments in our Metals & Mining franchise, strengthening our cross-border Industrials coverage and deepening client engagement amid shifting supply chain dynamics. The team is advising on several of the industry’s most consequential transactions, with revenues growing substantially since 2023.

•

We also focused on the expansion of our Sports franchise in 2023, extending our reach into one of the fastest-growing segments in the market. Today, we are one of the leading industry advisors, having worked on some of the most significant transactions in the sector.

•

In 2024, we undertook a targeted buildout of our Energy franchise, expanding our large-cap and multinational coverage with a recognized industry leader and a team that has grown to approximately 70 professionals globally. This move has positioned the Firm to win and execute on the sector’s most significant mandates.

•

Also in 2024, we enhanced our Capital Structure Advisory (CSA) capabilities with dedicated creditor-side coverage in response to an evolving credit landscape and growing demand for bespoke client solutions. Our CSA team continues to lead high-impact liability management assignments and is a recognized leader in delivering out-of-court solutions.

•

In early 2025, we expanded our Private Capital Advisory (PCA) business by recruiting a proven industry leader to accelerate growth and enhance our capabilities across GP-led secondaries and broader private capital solutions. Sponsor clients have always been a core focus for the Firm, and our team—now comprising seven Managing Directors and more than 40 professionals—is even better positioned to advise across the full investment lifecycle.

•

And finally, within M&A, we have continued to sharpen our focus on high-ROE growth by expanding our large-cap coverage. We are competing more consistently for the most consequential assignments with increasing participation from the largest industry fee pools, while maintaining broad client coverage across the market.

Our growth reflects the strength and continued expansion of our talent base, with 179 Managing Directors, including 21 new additions during 2025 and 15 in early 2026. These MDs represent a balance of external hires and internal promotes. Approximately one-third of our MDs have joined or been promoted within the past three years, bringing fresh perspectives while already contributing meaningfully across the platform and with our clients. Alongside strong contribution from our more seasoned MDs, their early impact and trajectory are encouraging as they deepen relationships, extend our reach, and reinforce our collaborative culture.

Letter from our CEO

Managing Director Headcount

As we expand our global footprint, we remain disciplined in how we scale, with continued investment in technology, data and AI. Together, these efforts strengthen our centers of excellence, support talent development, and preserve the culture that has defined Moelis from the beginning.

Executing through uncertainty, positioned for opportunity

Looking ahead, the global backdrop remains complex and increasingly dynamic, with recent developments in the Middle East adding to geopolitical uncertainty. At the same time, investors and companies are navigating shifting dynamics in private credit markets and the accelerating impact of AI-driven disruption, which is reshaping industries and influencing capital allocation. While the ultimate effect of these forces is yet to be seen, periods like these have consistently created opportunities, reinforcing the importance of our role as a trusted, independent advisor.

Today, Moelis is more diversified and better positioned to support clients than at any point in our history. Our expanded capabilities across M&A, Capital Markets, Capital Structure Advisory and Private Capital Advisory, combined with our deepest sector expertise to date, enable us to advise clients across the full lifecycle of strategic decisions. We continue to invest in our platform, equipping our bankers with the tools to deliver advice with greater speed, insight, and precision, while evolving our capabilities alongside our clients’ needs.

Our vision remains straightforward: to be the most trusted global advisor by delivering exceptional, innovative advice and solutions. We are steadfast in this commitment, with a clear focus on creating long-term value for our shareholders while continuing to deliver for our clients and invest in our people. I believe we are well-positioned to execute this vision and capitalize on the opportunities ahead.

Thank you for your continued support and partnership.

Sincerely,

Navid Mahmoodzadegan

Chief Executive Officer

Moelis & Company

Although we refer to our website in this Proxy Statement, the contents of our website are not included or incorporated by reference into this Proxy Statement. All references to our website in this Proxy Statement are intended to be inactive textual references only.

Proxy Statement Highlights

Proxy Statement Highlights

2026 Annual Meeting of Stockholders to be held on June 25, 2026

This section highlights certain information that you should consider before voting on the matters presented at this year’s Annual Meeting to be held on Thursday, June 25, 2026 at 8:30 a.m. (Eastern Time) at the offices of Moelis & Company, 399 Park Avenue, New York, NY 10022. You should read this entire Proxy Statement carefully before voting. Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the Annual Meeting. Additional information about our Annual Meeting, including details about how to participate in our Annual Meeting and how to cast your votes, is provided under “General Information” beginning on page 87.

Moelis & Company (the “Firm” or the “Company”) is a holding company and its only assets are its partnership interests in Moelis & Company Group LP (“Group LP”), its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC (“GP LLC”), and its interests in its subsidiaries. The Company operates and controls all of the business and affairs of Group LP and its operating entity subsidiaries indirectly through its equity interest in GP LLC. Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MC.”

2026 Annual Meeting of Stockholders

2026 Annual Meeting of Stockholders	Meeting Date	Thursday, June 25, 2026
	Time	8:30 a.m. (Eastern Time)
	Place	Offices of Moelis & Company | 399 Park Avenue, New York, NY 10022

Matters to be Voted on at our 2026 Annual Meeting

Agenda and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

• Election of the seven nominees named in this Proxy Statement to serve on our Board of Directors until the 2027 Annual Meeting	FOR each nominee	15

• Non-binding, advisory vote to approve executive compensation of our Named Executive Officers	FOR	75

• Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2026	FOR	85

Proxy Statement Highlights

2025 Performance Highlights

Through our 2025 compensation program, we seek to align compensation with Firm performance and long-term shareholder value creation, while retaining talent and promoting a culture focused on delivering the highest quality advice to our clients. Firmwide performance, which includes financial performance and execution of strategic initiatives, was a significant factor in determining our Named Executive Officers (“NEOs”) compensation for 2025. The following summarizes 2025 Firm performance achievements considered by our Compensation Committee.

Proxy Statement Highlights

(1)	See Annex A for a reconciliation between GAAP and Adjusted (non-GAAP) financial information.
(2)	Represents open market repurchases and shares repurchased from employees for the purpose of settling tax liabilities incurred upon the delivery of equity-based compensation.
(3)	Represents total dollar value of dividends and share repurchases with respect to the 2025 performance year.

Proxy Statement Highlights

CEO Succession Highlights

2025 marked a pivotal leadership transition for Moelis & Company. Effective October 1, 2025, our Board executed a planned CEO succession:

•	Ken Moelis transitioned from Chief Executive Officer to Executive Chairman.

•	Navid Mahmoodzadegan, our Co-Founder and former Co-President, became Chief Executive Officer, reporting directly to the Board, and joined the Board.

This transition was the result of a deliberate, multi-year succession process led by Mr. Moelis and our independent directors designed to ensure a seamless transfer of leadership responsibility while positioning the Firm for its next phase of growth.

Strong Foundation Supporting CEO Succession

Since our IPO, the Firm has delivered substantial growth and long-term shareholder value under the leadership of Mr. Moelis, with Mr. Mahmoodzadegan and the broader senior leadership team playing key roles. With Mr. Mahmoodzadegan leading the Firm as CEO and Mr. Moelis remaining actively involved as Executive Chairman, the Firm is well-positioned to execute on its next phase of expansion.

Succession Planning: Deliberate, Disciplined, and Long-Term

This transition reflects long-term succession planning by our Board following multiple years of strong performance and sustained strategic progress. The succession plan was designed by the Board to accelerate growth and elevate the next generation of leadership from within while maintaining continuity for our clients, employees and shareholders. In determining the timing and structure of the transition, our independent directors considered:

•	Sustained financial performance

•	Strategic momentum and franchise strength

•	Depth of internal leadership talent

•	Stability for clients, employees, and shareholders through an orderly transfer of leadership

(1)	The Company completed its initial public offering in April 2014.

Proxy Statement Highlights

Roles and Responsibilities Going Forward

Executive	Role	Responsibilities
Navid Mahmoodzadegan	CEO	• Responsible for the Firm's strategy, operations and management • Authority over execution of long-term growth priorities • Originating and leading client engagements • Advising clients on complex strategic transactions and solutions • Investing in talent while preserving and strengthening the Firm's culture and values • Accountability for long-term shareholder value creation
Ken Moelis	Executive Chairman	• Brings deep institutional knowledge and perspectives • Originating and leading client engagements • Advising clients on complex strategic transactions and solutions • Stewardship of the Moelis brand, culture, and talent and the Firm's global relationships • Advising on long-term strategic priorities

Our Strategy Remains Consistent

The Firm’s strategy and client-focused advisory model remain consistent. Under the leadership of the CEO and oversight of the Board, our management team is fully aligned around:

•	Long-term growth

•	Client service excellence

•	Talent development

•	Shareholder value creation

One-Time Succession Planning Awards

In connection with the succession, the Compensation Committee approved two one-time awards designed to:

•	Support strategic continuity and stability

•	Reinforce long-term alignment with shareholder interests

•	Reward critical leadership capabilities

For further details, see “— One-Time Succession Planning Awards” and “One-Time Succession Planning Awards Description.”

Proxy Statement Highlights

Shareholder Engagement

In 2025, we engaged with unaffiliated shareholders representing approximately 73% of our outstanding Class A shares through an ongoing, year-round dialogue.

✓	Senior-level engagement: Meetings were led by senior management and, in certain cases, our Lead Independent Director, providing shareholders direct access to leadership.

✓

Focused discussions: Engagement covered a range of topics including our executive compensation program (including our broader equity compensation framework, the one-time retention award for our Executive Chairman and the one-time succession award for our CEO), Company performance, strategy and human capital priorities.

✓

Feedback informs decisions: The Board and its committees considered shareholder perspectives, alongside other quantitative and qualitative factors, in evaluating 2025 compensation decisions and enhanced Governance and CD&A disclosure in this Proxy Statement.

✓	Continuous dialogue: Beyond targeted engagement, senior management regularly engages with shareholders through conferences, sell-side meetings and other routine dialogue.

Shareholder Alignment

The following provides highlights of our 2025 compensation program, which seeks to align the interests of our NEOs with the long-term interests of our Firm and its shareholders.

✓

Performance-driven compensation structure: Compensation is predominantly variable and tied to Firmwide financial performance, strategic execution and individual contributions, with no guaranteed incentive compensation.

✓

Long-term equity alignment: A substantial portion of incentive compensation is delivered in equity — representing in excess of 75% of 2025 total incentive compensation awarded to our CEO and Executive Chairman — to reinforce long-term alignment, retention and disciplined risk-taking.

✓	Extended vesting and sale restrictions: Equity awards are subject to multi-year vesting schedules and sale restrictions that are longer than most peers.

✓	Strong governance practices: Our executive compensation program includes clawback provisions, independent compensation consultant oversight and comprehensive equity ownership guidelines for all NEOs.

Please see “Executive Compensation — Key Compensation Practices” for more information.

Our Board of Directors

Our Board is comprised of directors with a wide range of skills, experiences and backgrounds, which contribute to the Board’s ability to effectively oversee the Company and execute on its long-term strategy.

Proxy Statement Highlights

In determining that each director should be nominated for re-election, our Board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biographies set forth below under “Proposal 1: Election of Directors—Directors.”

Corporate Governance

We are committed to corporate governance that serves the best interests of our Company and shareholders and encourages active engagement with our shareholders. The following are highlights of our key board and governance practices and policies.

✓	Independent Board

•	Our Board is comprised of seven directors, four of whom are independent under NYSE standards.

•	All standing committees of our Board—Audit, Compensation, and Nominating and Corporate Governance—are composed solely of independent directors and operate under written charters approved by the Board.

✓	Strong Board Leadership

•	Our leadership structure combines an Executive Chairman, a CEO who serves as a director, and a Lead Independent Director, Mr. Shropshire, with clearly defined responsibilities.

•

In his capacity as Lead Independent Director, Mr. Shropshire serves as a liaison between the independent directors and both the Executive Chairman and CEO, as well as being available for consultation and direct communication with major stockholders when appropriate.

•	In addition, our Lead Independent Director assists in overseeing the appropriateness of the information provided to the Board.

✓	Optimal Board Size

•

In 2025, we further strengthened the Board by adding a fourth independent director, Mr. Barker, bringing total Board membership to seven, including Navid Mahmoodzadegan following his appointment to CEO, enhancing the range of perspectives and experience represented.

•	Our current Board size provides an appropriate balance of experience, skills and perspectives, while promoting effective and efficient governance.

Proxy Statement Highlights

✓	Qualified and Engaged Board

•	Our directors bring a wide range of qualifications, skills and experiences across investment banking, finance, governance, regulation, technology, and other relevant areas.

•	In 2025, attendance by our directors at Board and committee meetings was 100%.

✓	Executive Sessions

•	Independent directors meet regularly in executive session, both with the Executive Chairman and CEO and without management present.

✓	Accountability

•	Director nominees must receive a majority of the votes cast (for and against) in an uncontested election.

•	Directors are elected annually, providing stockholders with regular opportunities to express their views on Board composition.

•	See “General Information—What vote is required for each proposal?” on page 88 for more information.

✓	Annual Self-Assessments

•	The Board and each committee conduct an annual self-assessment, which is overseen by the Nominating and Corporate Governance Committee.

•	CEO and senior leadership succession planning are regularly reviewed with the full Board.

Corporate Responsibility

Our core values of trust, partnership and commitment to long-term relationships allow us to deliver differentiated advice to our clients, attract and develop exceptional talent and maintain a collaborative, innovative and nimble culture. Please see “Corporate Governance—Corporate Responsibility” for more information on our commitment to our values.

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Our Board is currently comprised of seven directors. At the Annual Meeting, stockholders will vote to elect as directors of the Company the seven nominees named in this Proxy Statement. Each of the directors elected at the Annual Meeting will hold office until the 2027 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. The Board has nominated Kenneth Moelis, Navid Mahmoodzadegan, Eric Cantor, Thorold Barker, Louise Mirrer, Kenneth L. Shropshire and Laila Worrell for election at the Annual Meeting. The persons named as proxies will vote to elect each of these nominees unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

Directors

The following sets forth information regarding our directors, including their ages as of the date hereof.

Kenneth Moelis, 67 Executive Chairman

Kenneth Moelis is the Founder and Executive Chairman of the Board of Moelis & Company. Mr. Moelis has over 40 years of experience both as an investment banker and an executive, having served in various significant leadership roles where he has been responsible for the innovation and growth of franchises across the industry. Prior to founding the Company, Mr. Moelis was President of UBS Investment Bank and previously, Head of Corporate Finance at Donaldson, Lufkin & Jenrette. He began his investment banking career at Drexel Burnham Lambert. Mr. Moelis holds a B.S. in Economics and an M.B.A. from the Wharton School at the University of Pennsylvania. He is a member of the Business Council and currently serves on the Wharton Board of Advisors and the Ronald Reagan UCLA Medical Center Board of Advisors. Mr. Moelis is also serving on the Board of Directors for the Los Angeles 2028 Olympic and Paralympic Games. He was formerly Board Chair and Director of the Tourette Association of America and served on the Board of Trustees at the University of Pennsylvania for 10 years.

Mr. Moelis’s knowledge of and extensive experience in investment banking and the financial services industry give the Board valuable industry-specific knowledge and expertise on these and other matters. In addition, as our Founder and Executive Chairman, he has an unparalleled understanding of our business and operations, which positions him well to serve on our Board.

Navid Mahmoodzadegan, 56 CEO

Navid Mahmoodzadegan is a Co-Founder of Moelis & Company and became the Company’s CEO in October 2025. Mr. Mahmoodzadegan has been a member of the Company’s Board since October 2025. He previously served as Co-President of the Company. Mr. Mahmoodzadegan has over 30 years of investment banking experience. Prior to Moelis & Company, he held leadership roles at UBS Investment Bank, including Global Head of Media Investment Banking. Mr. Mahmoodzadegan was previously an investment banker at Donaldson, Lufkin & Jenrette and began his career as an attorney at Irell & Manella. Mr. Mahmoodzadegan holds an A.B. with Highest Distinction from the University of Michigan (Phi Beta Kappa) and a J.D. from Harvard Law School, magna cum laude. He currently serves on the Board of Directors of the Partnership for New York City, the President’s Advisory Group at the University of Michigan and the Taft School Board of Trustees. He previously served as Board Chair for the Carlthorp School Board of Trustees and the National Board of Directors of JumpStart.

As a Co-President of the Firm, Mr. Mahmoodzadegan has been involved in every major decision we have made and has been a key driver of our Firm’s most impactful strategic growth initiatives which positions him well to sit on our Board. As our CEO, Mr. Mahmoodzadegan is responsible for spearheading the strategy of the Firm, which when paired with his deep Firm and industry knowledge, positions him well to serve on our Board.

Proposal 1: Election of Directors

Eric Cantor, 62 Managing Director, Vice Chairman of the Company and Director

Eric Cantor has served as a Managing Director, Vice Chairman of the Company, and a director of our Company since September 2014. Mr. Cantor, who has more than 30 years of political and business experience, was formerly United States Representative for Virginia’s 7th Congressional District and U.S. House Majority Leader. He served in the U.S. House of Representatives from 2001 to 2014. He was elected by his colleagues in the House to serve as the Majority Leader for the 112th and 113th Congresses where he led the public policy agenda for the House. During his time in office, Mr. Cantor was a leading voice on the economy, job creation and policies focused on improving the lives of the American middle class. He championed pro-growth solutions including lowering taxes, eliminating excessive regulation, strengthening businesses, and encouraging entrepreneurship. He was also regularly featured in publications focusing on a wide range of topics including both domestic and international matters. Mr. Cantor holds a B.A. from The George Washington University, a J.D. from The College of William and Mary, and an M.A. from Columbia University. He serves as a member of the Bipartisan Policy Center’s Executive Council on Infrastructure and has been named a visiting fellow at Harvard University’s John F. Kennedy School of Government. He served on the U.S. Department of Defense Policy Board from 2017-2020.

Mr. Cantor’s knowledge of public and economic policy, his extensive experience in public policy, international business and geo-politics and his investment banking experience position him well to serve on our Board.

Thorold Barker, 54 Independent Director

Thorold Barker has been a director since July 2025. He has over 30 years of experience across journalism, finance, and geopolitics. Since 2024, Mr. Barker has served as a Senior Adviser at Alix Partners. From 2013 until 2023, he served as The Wall Street Journal’s Editor for Europe, Middle East and Africa, during the European debt crisis, Brexit, the COVID-19 pandemic, and the start of the Russia-Ukraine conflict. Mr. Barker was also the Masthead Editor overseeing the Journal’s global events, including the CEO Council. Mr. Barker joined The Wall Street Journal in New York in 2008, as Editor of Heard on the Street, the publication’s commentary and analysis column covering business and finance. Earlier in his career, Mr. Barker was the U.S. Editor of the Lex Column and a reporter at the Financial Times. He started his career as a strategy consultant at Bain & Company. His affiliations include serving as a visiting fellow at the University of Oxford since 2022 and sitting on the board of Tiger21 since 2024. Mr. Barker holds a degree in Modern Languages from Trinity College, Cambridge.

Mr. Barker’s unique perspective shaped by his global experience across business, media, and policy positions him well to serve on our Board.

Louise Mirrer, 72 Independent Director

Louise Mirrer has been a director since September 2024. She has over 40 years of experience in academia and the non-profit sector, including more than 20 years of executive leadership. Since 2004, she has served as the President and CEO of the New York Historical Society, where she has significantly enhanced its position as a leading cultural and educational institution. Louise has authored four books on historical themes and has held faculty positions at Fordham University, UCLA, and the University of Minnesota-Twin Cities. She previously served as Vice Provost for Arts, Sciences, and Engineering at the University of Minnesota-Twin Cities and Executive Vice Chancellor for Academic Affairs at the City University of New York. Her honors include induction into the Crain’s New York Business Hall of Fame (2018), membership in the Council on Foreign Relations (2017), and recognitions such as the Officer’s Cross from Spain (2017) and the Beacon Award (2017). She also received the Medal of Merit from the Saint Nicholas Society (2016), a Doctor of Letters, Honoris Causa from Marymount College (2016), and the Chinatown Partnership Historic Trailblazer Award (2013). In 2007, she was honored with the Woman of Distinction Medal, the Honorary Fellowship of Wolfson College, Cambridge, and the Dean’s Medal from CUNY Honors College (2005). Louise holds a double Ph.D. in Spanish and Humanities from Stanford University, a graduate diploma from Cambridge, and a B.A. in Spanish from the University of Pennsylvania.

Dr. Mirrer’s executive leadership experience and diversity of perspective from her involvement in the non-profit sector positions her well to serve on our Board.

Proposal 1: Election of Directors

Kenneth L. Shropshire, 71 Lead Independent Director

Kenneth L. Shropshire has been a director since July 2014 and has been our Lead Independent Director since 2022. Mr. Shropshire is the David W. Hauck Professor Emeritus at the Wharton School at the University of Pennsylvania and the former Faculty Director of its Wharton Sports Business Initiative. Mr. Shropshire joined the Wharton faculty in 1986 specializing in sports business and law and served as Chairman of the Wharton School’s Legal Studies and Business Ethics department from 2000 to 2005. Prior to returning to Wharton, Mr. Shropshire was the Adidas Distinguished Professor of Global Sport and CEO of Global Sport Institute at Arizona State University from 2017 to 2022. His consulting roles have included work for the NFL, the NCAA, the NFL Players Association and USA Track and Field, and he was an executive on the organizing committee for the 1984 Los Angeles Olympic Games. Mr. Shropshire was previously a member of the Board of Directors of Peace Players International and Valley Green Bank in Philadelphia and a trustee of the Women’s Sports Foundation. He is a former president of the Sports Lawyers Association, the largest such organization in the world, and Program Chair of the ABA Forum Committee, Sports Law Section. Mr. Shropshire is the author of numerous books and articles on the business of sports. He holds an A.B. in Economics from Stanford University and a J.D. from Columbia Law School.

Mr. Shropshire’s knowledge of corporate and business law and his extensive experience with business law and ethics, negotiation, and dispute resolution position him well to serve on our Board.

Laila J. Worrell, 58 Independent Director

Laila Worrell has been a director since January 2023. She has over 30 years of leadership experience in both public and private-equity owned companies. She currently serves as CEO of Material Plus, a marketing services company owned by Blackstone and Tailwind Capital. Previously, she served in various private equity portfolio leadership and advisory roles. After joining KKR-owned Aricent as COO in 2017, she was instrumental in the company’s acquisition for $2.1b by publicly traded Altran Technologies, creating the largest product design and engineering company in the world. After succeeding Aricent’s CEO, she was appointed CEO of Altran Americas and again played a key role in its $5.5b acquisition by Capgemini in 2020. She formerly served as CEO of HBR Global, following her appointment as an HBS Executive Fellow. Laila has also served as senior advisor and operating partner at CDPQ, one of the largest private equity investors globally, and as Partner and Managing Director in Boston Consulting Group’s Principal Investing and Private Equity (PIPE) practice. Previously, Laila held a number of senior leadership roles at Accenture, heading its $2b New York Metro region and growth and strategy for Accenture’s $13b North American business. Laila sits on the Advisory Council for the American Museum of Natural History, a position she’s held since 2012. Laila has been a board member of the Harvard Business School Club of New York since 2013, and she has previously served on the Corporate Advisory Board of Lincoln Center for the Performing Arts and its Women’s Leadership Council. From 2007 to 2014, she served as the Board Chair of Susan G. Komen Greater NYC. Laila holds a BA from The University of Texas at Austin and an MBA from Harvard Business School.

Ms. Worrell’s senior executive and strategic leadership experience from a range of institutions and her expertise across technology, media and business services positions her well to serve on our Board.

Proposal 1: Election of Directors

Our Board is comprised of directors with a wide range of skills, experiences, and backgrounds, which contribute to the Board’s ability to effectively oversee the Company and execute its long-term strategy.

The presentation below is a summary of skills and experiences found on the Board, with information provided by the director nominees:

Skills	Moelis	Mahmoodzadegan	Cantor	Barker	Mirrer	Shropshire	Worrell

Executive/Strategic Leadership	✓	✓	✓	✓	✓		✓

CEO-Level Experience	✓	✓			✓	✓	✓

Finance/Accounting/Auditing	✓	✓	✓	✓	✓	✓	✓

Financial Services (non-IB)	✓			✓		✓	✓

Media/Branding/Marketing	✓		✓	✓	✓	✓	✓

Compensation	✓	✓			✓		✓

Academia/Education					✓	✓

Corporate Responsibility	✓	✓	✓	✓	✓	✓	✓

Tech/Cybersecurity Oversight	✓		✓				✓

Risk Management	✓	✓	✓		✓		✓

Law/Public Policy/Regulatory		✓	✓			✓

Additional Board Experience	✓	✓		✓		✓	✓

Range of Tenure

>7
years
6.9
years average
0-2
years
3-7
years

Proposal 1: Election of Directors

Director Independence

•

4 of our 7 directors are independent, as determined pursuant to the NYSE listing standards.

•

3 of our 4 independent directors were appointed in the last three years.

•

All of the Board’s committees are comprised solely of independent directors.

•

Each of the Board’s committees has a different chairperson.

•

Our Lead Independent Director is a member of all committees.

•

Our Lead Independent Director has responsibility for, among other things, presiding over Board meetings and executive sessions, liaising between the independent directors and the Executive Chairman, overseeing the information provided to the Board and assisting with stockholder communications.

•

The independent directors regularly engage in executive sessions following Board or committee meetings.

•

Our Board performs an annual self-assessment, with the results discussed during Board meetings.

Director Nomination Rights of Partner Holdings

In connection with our initial public offering, we entered into a stockholders agreement with Moelis & Company Partner Holdings LP (“Partner Holdings”) dated as of April 15, 2014 (the “Stockholders Agreement”), an entity controlled by our Executive Chairman, Kenneth Moelis, pursuant to which our Board is required to nominate individuals designated by Partner Holdings equal to a majority of the Board, and to take reasonable actions necessary to cause such directors to continue in office, as long as the Class B Condition is satisfied. The designees of Partner Holdings nominated by the Board for election at the Annual Meeting are Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partner Holdings will not designate any additional nominees to our Board this year. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board. The Stockholders Agreement and the Class B Condition are described under “Certain Relationships and Related Person Transactions—Transactions With Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”. Mr. Moelis’s beneficial ownership of our shares is set forth under “Stock Ownership of Certain Beneficial Owners and Management”.

Director Nominees and Board Recommendation

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. All of the nominees are currently serving as directors and we do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for re-election, our Board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth above.

The Board recommends that you vote “FOR” each of the director nominees in this Proposal 1

Corporate Governance

Corporate Governance

The Company is governed by the Board and various committees of the Board that meet regularly throughout the year. Our Board has three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has adopted and operates under a written charter. You are encouraged to visit our website at www.moelis.com to view or to obtain copies of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. Additional information relating to the corporate governance of our Company is also set forth below and included in other sections of this Proxy Statement.

Board Leadership and Succession Planning

Our Board is committed to governance practices that support the long-term success of the Company and the interests of all shareholders. In 2025, in connection with the Firm’s first CEO transition since our founding, the Board carefully reviewed its leadership structure and succession plans, taking into account our performance, strategic momentum, culture and the considerations of our clients, shareholders and employees. Following this review, the Board determined that the combination of an Executive Chairman, a CEO who serves as a director, and a Lead Independent Director is the most effective structure for Moelis at this stage of our development.

Executive Chairman

As Executive Chairman, Mr. Moelis provides deep knowledge of the Company and its industry, global client relationships and critical stewardship of the Moelis brand, culture and talent. He focuses on long-term strategic priorities in partnership with the CEO and the Board, and spends significant time with clients and corporate boards globally as a trusted advisor and in partnership with our bankers. Mr. Moelis’s continued client and Board engagement provides important continuity as the Firm executes on its next phase of growth.

Lead Independent Director

Ken Shropshire was elected our Lead Independent Director in March 2022 and has been reappointed annually by the Board. Mr. Shropshire is an independent director who has served on our Board since our IPO. Mr. Shropshire provides an important counterbalance and leadership role on behalf of the independent directors. Among other responsibilities, Mr. Shropshire, as the Lead Independent Director: (i) presides at executive sessions of the independent directors; (ii) serves as a liaison between the independent directors and the Executive Chairman and CEO; (iii) is available for consultation and direct communication with major stockholders when appropriate; and (iv) presides at all meetings of the Board at which the Executive Chairman is not present. The Board, including the Lead Independent Director, maintains active oversight of the CEO and the Firm’s leadership structure.

Chief Executive Officer

As CEO, Mr. Mahmoodzadegan is the Firm’s principal executive officer with oversight from the Board. Mr. Mahmoodzadegan is responsible for setting the strategic direction of the Company, with a focus on driving growth and investing in the Firm’s talent, while continuing to actively advise clients. Mr. Mahmoodzadegan will continue to drive sustainable business growth and execute against a well-defined set of priorities in line with the Company’s strategic plan.

Corporate Governance

Succession Planning

Succession planning for our CEO and senior leadership team is a standing responsibility of the Board. The Board oversees CEO and senior leadership succession planning in accordance with its Corporate Governance Guidelines and regularly reviews succession plans. The Board reviews short- and long-term succession plans in executive session, including potential candidates, development plans for high-potential leaders and emergency succession scenarios.

The 2025 leadership transition from Mr. Moelis to Mr. Mahmoodzadegan as CEO was the culmination of a comprehensive and deliberate process led by the Board. In evaluating the timing and structure of the 2025 leadership transition, the Board considered, among other factors, the Firm’s strong financial performance and strategic momentum; the depth and readiness of internal candidates; and the importance of continuity for our clients, employees and shareholders.

After this review, the Board concluded that a transition to Mr. Mahmoodzadegan as CEO, with Mr. Moelis as Executive Chairman, and continued leadership from Mr. Shropshire as the Lead Independent Director, provides an orderly transition of leadership responsibilities with continued strong independent oversight. This transition establishes Mr. Mahmoodzadegan, as CEO, leading the Firm’s strategy and operations, while preserving the benefits from Mr. Moelis’s deep experience and client relationships. The Board will continue to review its leadership structure at least annually and remains committed to making changes in the future if, in its judgment, a different structure would better serve the Company and its stockholders.

This leadership transition built upon prior succession planning processes, during which the Board oversaw the development and internal promotion of key senior leaders, including the appointment of Mrs. Pilcher Ciafone to Chief Operating Officer in 2023 and Mr. Callesano to Chief Financial Officer in early 2025, reflecting a disciplined and forward-looking approach to leadership succession.

Board Leadership Structure

Executive Chairman - Board Duties and Responsibilities

•	Presides at Board and shareholder meetings.

•	Develops and approves Board meeting schedules and agendas, subject to approval of the Lead Independent Director.

•	Serves as liaison between independent directors and management.

•	Meets with Company’s stockholders and stakeholders on behalf of the Company.

•	Provides Board with Company and Industry expertise.

Lead Independent Director Duties and Responsibilities

Meetings and Executive Sessions	• Facilitates discussion and open dialogue among the independent directors during Board meetings, Executive Sessions and outside of Board meetings.
• Presides at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors (“Executive Sessions”).
• Has discretion to call Executive Sessions.

Corporate Governance

Liaison Between the Executive Chairman and Independent Directors	• Serves as principal liaison between the independent directors and Executive Chair, without inhibiting direct communication between them.

•

Communicates to Executive Chairman and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by independent directors in Executive Sessions or outside of Board meetings.

• Provides Executive Chairman with feedback and counsel concerning Executive Chair’s interactions with the Board.
Oversight of Information Provided to the Board	• Works with Executive Chairman to develop and approve Board meeting agendas and schedules, including ensuring there is sufficient time for discussion of all agenda items.
• Works with Executive Chairman on the appropriateness (including quality and quantity) and timeliness of information provided to the Board.
• Authorizes the retention of advisors and consultants who report directly to the Board, when appropriate.
Board and Leadership Evaluation	• In consultation with the Nominating and Corporate Governance Committee, reviews and reports on the results of the Board and Committee performance self-evaluations.
• Periodically meets with independent directors to discuss Board, Committee and Executive Chairman performance, effectiveness and composition.
• Coordinates with the CEO regarding the agenda for the annual review of the CEO succession plan.
Stockholder Communication	• If requested, and in coordination with executive management, is available for consultation and direct communication with stockholders.

Crisis Management	• Plays an increased role in crisis management oversight, as appropriate under the circumstances.

The Lead Independent Director shall be appointed annually and serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation, or such time as he or she is no longer an independent director or such time as the Chair is an independent director. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year.

Board Size

In July 2025, we expanded our Board with the appointment of Mr. Barker, consistent with our Board’s decision to increase the size of the Board to have four independent directors. On October 1, 2025, Mr. Mahmoodzadegan joined our Board in connection with his appointment as CEO. As a result, our Board is now comprised of seven directors, which we believe is the appropriate size for our Firm. Three of our seven directors recently joined the Board, encouraging fresh perspectives. Additionally, a small Board promotes enhanced accountability and engagement, evidenced by the fact that all four of our independent directors sit on all Board committees and our attendance rate for 2025 was 100%.

Corporate Governance

Board Independence

The Board has reviewed the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board has determined that each of Thorold Barker, Louise Mirrer, Kenneth L. Shropshire and Laila Worrell is an “independent director” under applicable NYSE standards and that each such director has no relationships with the Company that would interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director of the Company.

The Board is currently comprised of seven directors, four of whom are independent under NYSE standards. All of our standing committees—the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee—are composed entirely of independent directors, each operating under a written charter approved by the Board. In 2025, we further strengthened the Board by adding a fourth independent director and refreshing committee memberships to support effective oversight and the continued alignment of skills and responsibilities. The independent directors meet regularly in executive session, with and without the Executive Chairman and CEO present, and our Lead Independent Director presides over executive sessions of the independent directors.

•

4 of our 7 directors are independent, as determined pursuant to the NYSE listing standards.

•

3 of our 4 independent directors were appointed in the last three years.

•

All of the Board’s committees are comprised solely of independent directors.

•

Each of the Board’s committees has a different chairperson.

•

Our Lead Independent Director is a member of all committees.

•

Our Lead Independent Director has responsibility for, among other things, presiding over Board meetings and executive sessions, liaising between the independent directors and the Executive Chairman, overseeing the information provided to the Board and assisting with stockholder communications.

•

The independent directors regularly engage in executive sessions following Board or committee meetings.

•

Our Board performs an annual self-assessment, with the results discussed during Board meetings.

Dual Class Voting Structure

Mr. Moelis controls the voting power of all of our Class B common stock, which has 10:1 voting per share compared to our Class A common stock, so long as the Class B Conditions are met(1). Under the Class B Condition, which was publicly disclosed at the time of our IPO, Mr. Moelis is required to hold a substantial economic interest of approximately 4.5 million shares, which makes him one of the top stockholders of the Company and further reinforces his alignment with stockholders. Additionally, Mr. Moelis is the only person who has the right to 10 votes per Class B share and such right is not transferable(2).

We believe our dual-class share structure supports long-term shareholder value creation by enabling stable, founder-led ownership and decision-making in a cyclical and highly competitive industry, while maintaining robust independent Board oversight and accountability to our stockholders.

(1)	Class B Condition is defined in our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our Form 8-K filed on April 22, 2014.
(2)

For more detailed description of the Class B Condition, see “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement.”

Corporate Governance

Our Board is currently comprised of four independent directors who possess a wide range of expertise and experience and play a critical role in overseeing our company’s operations and safeguarding the interests of all of our stockholders.

Board’s Role in Risk Oversight

We are exposed to a number of risks, and we regularly identify and evaluate these risks and our risk management strategy. Management is principally responsible for identifying, evaluating and managing the risks on a day-to-day basis, under the oversight of the Board and the Audit Committee. Our Managing Directors and certain business committees of our Managing Directors are responsible for various aspects of risk management associated with our business, and our executive officers have the primary responsibility for enterprise-wide risk management. Our COO, CFO and General Counsel work closely with our Managing Directors, our management and operations teams (including our finance and accounting, legal and compliance, human capital management and information technology and security teams) and our outsourced internal audit function to monitor and manage risk. Our executive officers meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic Securities and Exchange Commission (“SEC”) filings to discuss important risks we face. Our executive officers also meet regularly with the Board to discuss any such risks, including without limitation, those related to information security. Our Audit Committee focuses on oversight of financial risks relating to the Company and the Compensation Committee determines NEO compensation plans and arrangements and evaluates compensation-related risks to the Company. The full Board keeps itself regularly informed regarding risks overseen by the Audit Committee through management and committee reports and otherwise.

The Board annually evaluates succession planning with respect to the CEO and the executive officers. In addition, the Company’s emergency succession plan is reviewed by the Board (or a committee designated by the Board) at least annually.

The Board conducts a periodic review of matters related to environmental, social and governance (“ESG”) topics, including the overall ESG strategy, risk oversight, including, without limitation cybersecurity risk oversight, sustainability initiatives and stakeholder engagement.

Board Committees

Our Board has the authority to appoint committees to perform certain management and administrative functions. Our Board has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Our Board may from time to time establish other committees.

Corporate Governance

<table>
<tr><th></th><th>Board Committees</th><th>Responsibilities</th></tr>
<tr><td>Audit Committee</td><td>
Oversees accounting and financial reporting process and the audit of financial statements and assists Board in monitoring financial systems and legal and regulatory compliance

Chair
Mr. Kenneth Shropshire

Members
Thorold Barker
Louise Mirrer
Laila Worrell

Audit Committee Meetings in 2025: 7

Independent: 100%</td><td>• Appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm (the “Accounting Firm”) regarding financial reporting.
• Approving engagements of the Accounting Firm to render any audit or permissible non-audit services.
• Reviewing the qualifications and independence of the Accounting Firm.
• Reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices.
• Reviewing the adequacy and effectiveness of our internal controls over financial reporting.
• Establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns.
• Preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement.
• Reviewing and discussing with management and the Accounting Firm the results of our annual audit, our quarterly financial statements and our publicly filed reports.
• Reviewing and approving in advance any proposed related person transactions.</td></tr>
<tr><td>Compensation Committee</td><td>
Oversees compensation practices for the Firm and approves the compensation of our NEOs

Chair
Ms. Laila Worrell

Members
Thorold Barker
Louise Mirrer
Kenneth Shropshire

Compensation Committee Meetings in 2025: 12

Independent: 100%</td><td>• Reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees.
• Reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our executive officers, including our CEO.
• Evaluating the performance of our CEO and other executive officers in light of established goals and objectives and determining and approving the CEO’s and other executive officers’ compensation level based on this evaluation.
• Administering our equity compensation plans for our employees and directors.
• Evaluating compensation-related risks to the Company.
• Approving the appointment of an independent compensation consultant.</td></tr>
<tr><td>Nominating and Corporate Governance Committee</td><td>
Advises on identifying individuals qualified to become members of our Board

Chair
Dr. Louise Mirrer

Members
Thorold Barker
Laila Worrell
Kenneth Shropshire

Nominating and Corporate Governance Committee Meetings in 2025: 5

Independent: 100%</td><td>• Assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board.
• Reviewing the background and qualifications of individuals being considered as director candidates.
• Recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Company’s Corporate Governance Guidelines.
• Reviewing the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status.</td></tr>
</table>

Corporate Governance

Board and Committee Meetings; Annual Meeting Attendance

Between January 1, 2025 and December 31, 2025 our Board held ten meetings, our Audit Committee held seven meetings, our Compensation Committee held twelve meetings and our Nominating and Corporate Governance Committee held five meetings. During 2025, each director attended 100% of the meetings of the Board and committees on which the director served. The independent directors of the Company regularly meet in executive session with our CEO and Executive Chairman and without management. Under the Corporate Governance Guidelines adopted by our Board, the Lead Independent Director (or in his absence, another independent director designated by him) presides at such executive sessions.

Under our Corporate Governance Guidelines, directors are expected to attend the Company’s annual meetings of stockholders. A director who is unable to attend an annual meeting of stockholders (which it is understood will occur on occasion) is expected to notify the Chair of the Board. All directors attended our 2025 annual meeting.

Board Evaluation

Our Board and each committee conduct an annual self-evaluation, which is overseen by our Nominating and Corporate Governance Committee.

Director Qualifications and Nominating Process

Board Reviews its Needs > Candidate Qualifications Considered > Nominating Process

Board Reviews its Needs

- The Board considers its current composition and needs, including the specific business and financial expertise desired.
- The Board strives to maintain a well-rounded Board comprised of the skills, character, judgement, and a broad range of experience that is tailored to the interests of the Firm.

Candidate Qualifications Considered

- Demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, and meaningful experience in business, law or accounting or other relevant areas.
- Committed to representing the long-term interests of our stockholders.
- Consider experience as a director, ability to bring unique perspectives to the Board, company and industry experience.

Nominating Process

- Our full Board participates in the consideration of nominees.
- The Board believes that recommendations from the Nominating and Corporate Governance Committee and input from all directors in the nominating process enhances the Company's ability to identify, evaluate and select director nominees.
- The Stockholders Agreement provides that our Board will nominate individuals designated by Partner Holdings[(1)] equal to a majority of the Board, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B Condition (as defined below) is satisfied.

(1)

Partner Holdings is an entity controlled by our Executive Chairman, Kenneth Moelis, and the designees of Partner Holdings nominated by the Board for election at the Annual Meeting are currently Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partner Holdings will not designate a fourth nominee to our Board. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board. See “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement.”

Corporate Governance

The Notice of Nomination Should Include the Following Information:

•	the stockholder’s name, record address, and name and principal place of business,

•	the name, age, business address, residence address, and principal occupation or employment of the nominee,

•	the class or series, and number of all shares of the Company’s stock owned beneficially or of record by the stockholder or the nominee,

•	whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by the stockholder or the nominee with respect to the Company’s stock,

•	a description of all agreements or arrangements to which the stockholder or the nominee is a party with respect to the nomination, the Company or the Company’s stock,

•

a description of agreements or arrangements entered into by the stockholder or the nominee with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the stockholder’s voting power,

•	a representation that the stockholder will attend the meeting in person or by proxy to nominate the persons named in its notice, and

•	any other information related to the stockholder or the nominee required to be disclosed in the solicitation of proxies for election of directors under federal securities laws.

The notice must be accompanied by the nominee’s consent to be elected and to serve as a director and include certain representations and agreements by the nominee set forth in our by-laws.

This notice must be updated, if necessary, so that the information is true and correct as of the record date for the meeting.

Stockholder nominees should be submitted to the Company’s General Counsel and Secretary at the Company’s principal executive offices. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information required by our by-laws and other information reasonably requested by the Company within the timeframe described below under “Additional Information—Procedures for Submitting Stockholder Proposals.”

When the Company or the Board is required by contractual obligation (including pursuant to the Stockholders Agreement) to nominate candidates designated by any person or entity, the selection and nomination of these directors is not subject to the above process.

Shareholder Engagement

In 2025, we engaged with unaffiliated shareholders representing approximately 73% of our outstanding Class A shares. These meetings were led by senior members of management and, in certain cases, our Lead Independent Director, and focused on a wide-range of topics, including our executive compensation program (including our broader approach to equity compensation, the one-time retention award for our Executive Chairman and the one-time succession award for our CEO), Company performance, corporate strategy and talent and human capital matters. The Board and its committees carefully considered the perspectives and specific recommendations we received in these discussions, alongside other quantitative and qualitative factors, when evaluating our 2025 compensation decisions and the enhancements to our governance and compensation disclosure in this Proxy Statement.

Corporate Governance

We remain committed to maintaining an open, constructive dialogue with our shareholders, which allows us to better understand their perspectives and expectations over time. Our senior management team frequently meets with shareholders during conferences, sell-side sponsored group meetings, and other ad hoc interactions, and we supplement these touchpoints with targeted governance and compensation outreach in advance of our Annual Meeting when appropriate.

Communication with the Board

Any stockholder or other interested parties who would like to communicate with the Board, the independent directors as a group or any specific member or members of the Board should send such communications to the attention of our General Counsel and Secretary at Moelis & Company, 399 Park Avenue, 4th Floor, New York, NY 10022. Communications should contain instructions on which member or members of the Board the communication is intended for. Such communications will generally be forwarded to the intended recipients. However, our General Counsel and Secretary may, in his sole discretion, decline to forward any communications that are inappropriate.

Corporate Responsibility

Our Values

Moelis was founded on the tenets of trust, partnership and commitment to long-term relationships and we remain true to these values in delivering differentiated advice to our clients, attracting and developing exceptional talent and maintaining a collaborative, innovative and nimble culture. We are focused on integrating these values into all facets of our business.

Our People

Our people are the foundation of Moelis’s success. By investing in their development and fostering a collaborative, high-performance culture, we are strengthening our ability to deliver differentiated advice to our clients and drive sustained, long-term value for our shareholders.

We are dedicated to attracting, developing and retaining exceptional talent at every level of the Firm. Through continuous learning, mentorship and teamwork, we empower our professionals to excel—advancing their careers while consistently delivering high-quality, innovative solutions to our clients.

Investing in Growth

We invest early in recruiting high-performing individuals who strengthen our culture and enhance our business strategy. This focus ensures we are building a workforce that is representative of the wide range of clients we advise around the world and promotes best in class, innovative advice. Since our founding, we have recruited from the world’s leading undergraduate and graduate programs, resulting in the hiring of dynamic analysts and associates across all of our global offices. In addition to working alongside experienced bankers on live transactions, our new graduates benefit from structured training, mentorship and networking opportunities that accelerate their development.

Talent Development and Retention

Developing our people is fundamental to the Firm’s long-term success. We invest in training and mentorship, with the goal of developing our most talented and ambitious professionals into productive Managing Directors who provide differentiated advice to our clients. We are focused on developing a high performing pipeline for our next generation of leaders. This commitment is reflected in the fact that 50% of our Managing Director population has been promoted internally.

Corporate Governance

Through Moelis Academy, we combine internal expertise with external partnerships to strengthen both technical and leadership capabilities. From day one, employees participate in comprehensive training designed to immerse them in our culture and foster seamless integration with colleagues. Ongoing development opportunities—including our Wharton and Compass Leadership programs – support continued growth at every stage of an individual’s career.

Ongoing feedback and performance evaluations recognize and reward contributions, provide actionable feedback and identify targeted areas for development and professional growth. We emphasize coaching, sponsorship and advocacy to support career progression. Our collaborative model enables professionals to work across industries, products and geographies, building broad experience and deep expertise in corporate finance.

Employee Wellbeing and Support

We believe that supporting our team across all aspects of their lives is essential to sustaining high performance and delivering the highest quality advice to our clients. We encourage employees to take time away from work and provide comprehensive benefits, including a minimum of 20 weeks of primary caregiver leave, parental leave, and flexible return to work programs.

Our wellbeing resources include counseling, coaching, medical advisory and personal wellness services to support both professional and personal needs. In addition, family-focused benefits, including adoption and surrogacy reimbursements and family care support, help employees manage responsibilities at every stage of life. Together, these programs reinforce our commitment to a supportive, sustainable, and high-performing team.

Environmental Guidelines

In 2026, we updated our Environmental Guidelines. We endeavor to implement efficiencies and environmental sustainability in our business practices and seek to operate our office footprint and daily operations more efficiently. We will continue to monitor our progress as we move forward in our corporate citizenship journey to reduce our environmental impact.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The Code of Business Conduct and Ethics is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Corporate Governance

Compensation Committee Interlocks and Insider Participation

During 2025, our Compensation Committee members were Laila Worrell, Thorold Barker, Louise Mirrer, Kenneth Shropshire and John Allison (who notified the Company on January 15, 2025 of his retirement from the Board of Directors, effective as of the same date), none of whom have served as an officer or employee of the Company or any of its subsidiaries or have had or have any relationships with the Company required to be disclosed by Item 404 of Regulation S-K. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Anti-Corruption Policy

We maintain a global policy on anti-corruption, which establishes our commitment to conducting business in an ethical manner and sets forth our policy to comply with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act, and other applicable global laws. The Company’s policy strictly prohibits bribery, corruption and any activities that compromise our integrity or violate applicable laws and regulations. Our guiding principles on anti-corruption and anti-bribery are also memorialized in our Business Code of Conduct and Ethics, available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Director Compensation

Director Compensation

Each of our non-employee directors receive annual compensation of $200,000, which is comprised of (i) $100,000 in the form of restricted stock units (the “RSUs” and the awards, the “RSU Grants”) and (ii) $100,000, which the director may elect to receive in the form of cash, RSUs or a combination thereof, and which is paid to the director as described below.

Additionally, the Chairperson of each Board committee and the Lead Independent Director receive $20,000 annually, which is comprised of (i) $5,000 in RSUs and (ii) $15,000, which the Chairperson or Lead Independent Director, as applicable, may elect to receive in the form of cash, RSUs or a combination thereof.

Cash compensation is paid quarterly in arrears. The annual RSU Grants generally vest upon grant and are settled following the second anniversary of grant. Any other RSUs elected to be received generally vest 25% on a quarterly basis over the one-year period beginning July 1 of each year and are settled within 60 days following the applicable vesting date. We reimburse all directors for expenses incurred in connection with attending Board and committee meetings.

The following table shows compensation paid to the individuals who served as our non-employee directors in fiscal year 2025.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Total ($)

Thorold Barker(4)(5)	50,000	113,239	163,239

Louise Mirrer (6)	102,898	109,614	212,512

Kenneth L. Shropshire(7)	117,000	126,016	243,016

Laila J. Worrell(8)	28,750	225,408	254,158

(1)

Our directors who also serve as our employees or executive officers do not receive any compensation for their service as directors and have thus been omitted from this table. These individuals consist of: (i) Mr. Moelis who is a NEO of the Company, (ii) Mr. Mahmoodzadegan, who is a NEO of the Company, and (iii) Mr. Cantor, who is a Managing Director of the Company. Additional information regarding Mr. Moelis’s and Mr. Mahmoodzadegan’s employment agreements are included below in “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders.”

(2)

As of December 31, 2025, our non-employee directors held the following unvested RSUs: Mr. Shropshire, 158; Ms. Worrell, 1,406; and the following vested RSUs: Mr. Barker, 1,630; Mr. Shropshire, 3,941; Ms. Worrell, 3,762; Ms. Mirrer, 3,016.

(3)

Amounts represent the grant date fair value of RSU Grants made during the 2025 fiscal year, as calculated under FASB ASC Topic 718. The amount excludes RSUs issued pursuant to the terms of our 2014 and 2024 Omnibus Incentive Plans (as applicable) as dividend equivalents on the underlying RSUs that have accumulated subsequent to the grant date held by Messrs. Barker and Shropshire and Mses. Worrell and Mirrer in connection with dividends paid by the Company to holders of its Class A common stock. Dividend equivalents are subject to the same terms and conditions as the underlying RSUs. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2025 Annual Report on Form 10-K.

(4)	Mr. Barker joined our Board in July 2025.

(5)	Award comprised of 1,601 RSUs granted on July 14, 2025 which vested upon grant and will be settled within 60 days following July 1, 2027.

Director Compensation

(6)

Award comprised of (i) 38 RSUs granted on May 1, 2025 which vested upon grant and will be settled within 60 days following July 1, 2026, and (ii) 1,681 RSUs granted on July 1, 2025 which vested upon grant and will be settled within 60 days following July 1, 2027. Cash amount reflects $15,000 for nominating and corporate governance committee chair.

(7)

Award comprised of (i) 1,761 RSUs granted on July 1, 2025 which vested upon grant and will be settled within 60 days following July 1, 2027, and (ii) 208 RSUs granted on July 1, 2025, which generally vested or will vest in 25% installments on October 1, 2025, January 1, 2026, April 1, 2026, and July 1, 2026 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $13,500 for audit committee chair and $13,500 for lead independent director.

(8)

Award comprised of (i) 1,681 RSUs granted on July 1, 2025 which vested upon grant and will be settled within 60 days following July 1, 2027, and (ii) 1,841 RSUs granted on July 1, 2025 which generally vested or will vest in 25% installments on October 1, 2025, January 1, 2026, April 1, 2026, and July 1, 2026 and all of which were or will be settled within 60 days following the applicable vesting date.

Executive Officers

Executive Officers

The following sets forth information regarding our executive officers, including their ages as of the date hereof. Information relating to Mr. Moelis, our Executive Chairman, and Mr. Mahmoodzadegan, our CEO, is set forth above in “Proposal 1: Election of Directors.”

Jeffrey Raich, 59 Executive Vice Chairman of the Company

Jeffrey Raich is a Co-Founder and has served as Executive Vice Chairman since October 2025. Mr. Raich previously served as Co-President and has been a Managing Director of our Company since 2007. Prior to founding our Company, Mr. Raich worked at UBS from 2001 to 2007, where he was most recently Joint Global Head of Mergers and Acquisitions. Prior to joining UBS, Mr. Raich was a Managing Director and Head of West Coast Mergers and Acquisitions at Donaldson, Lufkin & Jenrette, where he worked from 1996 to 2000.

He began his career as an investment banker with PaineWebber in 1989. He is a member of the McIntire School of Commerce Advisory Board at the University of Virginia, a Board Member of the UCLA Health System and is also Co-Chair of the Lung Health Advisory Board at UCLA. Mr. Raich also serves on The Posse Foundation National Board of Directors. He holds a B.S. in Commerce with Distinction from the McIntire School of Commerce at the University of Virginia.

Katherine Pilcher Ciafone, 46 COO

Katherine Pilcher Ciafone is a Co-Founder and has served as our COO since October 2023, where she is responsible for the Firm’s global strategy and operations. Ms. Ciafone previously served as the Firm’s COO of Investment Banking where she led business management and other corporate functions. Ms. Ciafone has over 20 years of experience in the investment banking industry both as a banker and as an operating executive. Prior to joining the Company, Ms. Ciafone worked at UBS from 2002 to 2007 in various roles, including in the office of the CEO and President of UBS Investment Bank and as an investment banker in the Financial Institutions Group.

In both 2025 and 2026, Ms. Ciafone was named to Barron’s annual list of the 100 Most Influential Women in U.S. Finance, which recognizes top leaders who have made a significant impact in the financial industry. Ms. Ciafone serves on the Board of Directors of MA Financial Group Limited (ASX: MAF) and the Board of Madison Square Boys & Girls Club. Ms. Ciafone was also a David Rockefeller Fellow through the Partnership for New York City. Ms. Ciafone holds a B.S. in Commerce with distinction from The McIntire School of Commerce at the University of Virginia.

Christopher Callesano, 53 CFO

Christopher Callesano has served as our CFO since March 31, 2025. Prior to CFO, Mr. Callesano served as our Principal Accounting Officer since 2016 and prior to that, served as Corporate Controller since 2010. Mr. Callesano also served as CFO of Atlas Crest Investment Corp. from 2020 to 2021 and Atlas Crest Investment Corp. II from 2021 to 2022. From 2008 to 2010, Mr. Callesano was Senior Managing Director of Financial Reporting and Accounting Policy at Nasdaq where he was responsible for the financial statements filed with the SEC. Previously, Mr. Callesano worked at Merrill Lynch from 2004 to 2008, most recently as Director of Corporate Reporting. Prior to joining Merrill Lynch, Mr. Callesano held various other accounting positions, including as an auditor with Ernst & Young.

Mr. Callesano holds a B.S. in Accounting from Penn State University and an M.B.A. in Finance from the Stern School of Business at New York University. He is a Certified Public Accountant and holds a Series 27 license.

Executive Officers

Osamu R. Watanabe, 65 General Counsel and Secretary7

Osamu R. Watanabe has served as our General Counsel and Secretary since 2011. Prior to joining our Company in 2010, Mr. Watanabe held senior legal positions at Sagent Advisors, UBS, Credit Suisse First Boston, and Donaldson, Lufkin & Jenrette. Mr. Watanabe was also in private practice at Sullivan & Cromwell in New York, Tokyo, Hong Kong and Melbourne. He clerked for the Honorable Morey L. Sear, Eastern District of Louisiana. Mr. Watanabe holds a B.A. from Antioch College and a J.D. from Yale Law School (1985).

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

Our NEOs for the fiscal year ended December 31, 2025, which consist of our CEO, CFO and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2025, are as follows:

Kenneth Moelis	Navid Mahmoodzadegan	Jeffrey Raich	Katherine Pilcher Ciafone	Christopher Callesano

Executive Chairman	CEO	Executive Vice Chairman	COO	CFO

Our pay for performance compensation philosophy recognizes performance, retains talent and promotes long-term shareholder value creation. Our Compensation Committee is comprised solely of independent directors and is responsible for determining NEO compensation. In making this determination, our Compensation Committee focuses on the following:

•	Paying for Firmwide and individual performance

•	Evaluating Firmwide financial performance with a focus on adjusted revenues, operating margins, adjusted net income and TSR

•	Reviewing on a yearly and multi-year basis, considering the global investment banking advisory market, performance of our peers and the Firm’s overall operating environment

•	Defining and pursuing key strategic initiatives, including talent initiatives and Firm growth

•	Prudent risk management

The following summarizes the key features of the Firm’s 2025 performance considered by our Compensation Committee in making compensation decisions for our NEOs.

2025 Performance Highlights

Our focused execution led to strong financial performance:

•	Achieved adjusted revenues of $1.5 billion, up 28%, representing our second highest year of revenues

Executive Compensation

•	Our revenue growth was driven by:

¡	35% growth in our M&A business, meaningfully outperforming growth in the global M&A fee pool which increased 19% vs. 2024(1)

¡	Record revenues in our Capital Markets business which raised approximately $35 billion of capital for clients across both the public and private markets

¡	Double digit increases in both average fees earned per completed transaction and the number of completed transactions

•	Achieved a 21.5% adjusted pre-tax margin, representing 510-basis points of improvement from a 16.4% adjusted pre-tax margin in 2024, demonstrating the operating leverage embedded in our business

¡	Adjusted pre-tax margin expansion driven by a 320-basis point improvement in our adjusted compensation ratio

•	Revenue growth and margin expansion contributed to 64% growth in adjusted EPS to $2.99 per share vs. $1.82 per share in 2024

We continued to maintain a strong balance sheet and cash position with no debt outstanding.

Substantial capital return

$2.60 Dividends per share	1.1mm Share repurchases(4)	$285.6mm Total capital returned(5)

Our capital-light business model allowed us to distribute cash and generate substantial capital returns:

•	Declared $2.60 in annual dividends per share

•	Repurchased 1.1 million shares amounting to $74.6 million(3)

•	Returned $285.6 million in total to shareholders through dividends, open market share repurchases and net share settlements for the 2025 performance year

Continued investment in strategic expansion

+21 New Managing Directors	~50% Internally promoted Managing Directors	+10% Firmwide headcount growth

We continued to expand our global footprint to position the Firm for future growth through:

•	Targeted hiring of nine Managing Directors across areas of key strategic importance including Technology, Industrials, Business Services, Private Capital Advisory and M&A

•	Internal promotion of 12 bankers to Managing Director; approximately 50% of our current Managing Directors have been internally promoted

•	Global expansion of our Firmwide headcount by 10%

•	Continued employee training and experiences through our Moelis Academy curriculum, including Moelis Compass and Moelis@Wharton leadership programs

Executive Compensation

Advised on high-profile transactions globally

~$455bn Announced transaction volumes	~275 Announced transactions	39 Countries represented

In 2025, we:

•	Advised clients on their most strategic decisions across approximately 275 announced transactions representing $455 billion of volume

•	Demonstrated our global reach by advising clients in 39 different countries

(1)	Dealogic; data obtained from Dealogic on January 7, 2026.
(2)	See Annex A for a reconciliation between GAAP and Adjusted (non-GAAP) financial information.
(3)	S&P CapIQ between 12/31 and 12/31 in each measurement period; assumes the reinvestment of dividends.
(4)	Represents open market repurchases and shares repurchased from employees for the purpose of settling tax liabilities incurred upon the delivery of equity-based compensation.
(5)	Represents total dollar value of dividends and share repurchases with respect to the 2025 performance year.

Executive Compensation

2025 CEO Succession

Effective October 1, 2025, our Board executed a planned CEO succession as outlined below.

Leadership Transition at a Glance

Advancing the Firm’s Next Chapter

Under Ken Moelis’s leadership, the Firm has advanced from a founder-led advisory business into a leading global independent investment bank providing advisory solutions across M&A, Capital Structure Advisory, Capital Markets and Private Capital Advisory with expertise across all major industries.

This evolution reflects a consistent focus on:

•	Growth and expansion of advisory capabilities

•	Exceptional client outcomes and long-term relationships

•	Disciplined investment in talent and platform development

Since inception, Mr. Moelis, together with Mr. Mahmoodzadegan and the Firm’s senior leadership team, has built a culture centered on deep client engagement, continuous expansion of the Firm’s capabilities and strategic investment in talent. As a result, the Firm is currently positioned with its strongest and most comprehensive platform to date, supporting continued long-term shareholder value creation.

Executive Compensation

Deliberate Succession Process: Timing and Rationale

In light of the Firm’s strong financial performance, strategic positioning and momentum, and depth of its leadership team, the Board determined that 2025 was the appropriate time to advance the next generation of leadership. The Board concluded that appointing Mr. Mahmoodzadegan as CEO and Mr. Moelis as Executive Chairman positions the Company to benefit from Mr. Mahmoodzadegan’s demonstrated leadership and strategic vision while continuing to draw on Mr. Moelis’s deep experience, client relationships and stewardship.

Seamless CEO Succession

Mr. Mahmoodzadegan co-founded the Firm and has been a central driver of its long-term growth and strategic expansion over the past 18 years.

He has played a leading role in:

•	Expanding the Firm’s core advisory businesses, including Capital Markets, Private Capital Advisory, Energy and Technology

•	Building market-leading sector franchises in Media, Sports and Entertainment while delivering significant individual revenue contributions on a sustained basis

•	Broadening the Firm’s capabilities to address increasingly complex client needs

•	Driving strategic initiatives that have contributed to sustained revenue growth and platform expansion

Mr. Mahmoodzadegan is uniquely positioned to advance the Firm’s strategy as highlighted below.

His leadership reflects a continuation of the Firm’s core strengths while further advancing its strategic priorities, sustained growth and value creation.

Executive Compensation

Compensation Philosophy

Our compensation program is designed to align the interests of our NEOs and other employees with the long-term interests of the Firm and its shareholders.

Through our compensation program, we seek to:

Framework to Determine Executive Compensation

Our Compensation Committee took into account the four key factors listed below in determining the compensation of our NEOs for 2025. These factors were used as the framework, together with our compensation philosophy, to guide compensation decisions for our NEOs and other senior employees of the Company. Our compensation program allows us to take into account multiple aspects of the four key compensation factors (Firmwide performance, performance relative to our peers, individual contributions and risk management assessment) based on our actual historical performance.

1. Firmwide Performance

In assessing Firmwide performance, our Compensation Committee considered the Firm’s financial performance and how that financial performance was achieved in light of the Firm’s long-term strategic priorities. Financial performance was evaluated with a focus on the Company’s adjusted revenues, operating margins, adjusted net income and TSR. These metrics were considered on both a year-over-year and multi-year basis, within the context of the global investment banking advisory market and the broader environment in which the Company operates. In addition, the Firmwide performance review considers the identification and

Executive Compensation

execution of key strategic initiatives of the Company, which may include strategic hiring and talent initiatives or business expansion. Firmwide performance is a substantial factor in assessing NEO compensation levels.

2. Performance Relative to Our Peers

Our performance relative to the performance of our public company peer financial institutions and benchmark indices on an annual and multi-year basis was a key consideration in determining 2025 compensation. The companies included in the peer performance comparison were Evercore Inc., Houlihan Lokey, Inc., Lazard Ltd, Perella Weinberg Partners and PJT Partners Inc. Our Compensation Committee focused primarily on sustained long-term value creation when evaluating the Firm’s performance relative to these peers, as valuation volatility across advisory-focused financials resulted in a modestly negative one-year total shareholder return for 2025. Over the past three-and five-year periods, the Firm generated total shareholder returns of 106% and 99%, respectively, reflecting the durability of our advisory-focused business model, consistent strategic execution, continued investment in talent and franchise strength. In assessing 2025 compensation outcomes, the Compensation Committee considered this multi-year performance alongside broader business performance, leadership execution and the successful CEO transition during the year. The prior year compensation structure of this peer group, along with third party surveys, is used to gauge pay practices and compensation trends. A key component of our executive compensation program is to promote retention of our existing executive team and the next generation of leadership who aspire to ascend to executive roles. To that end, the Compensation Committee evaluates executive compensation using peer benchmarking to ensure executive roles are properly valued. While no specific metrics or targets are established for performance relative to these competitors, compensation decisions are made in accordance with the Firm’s compensation philosophy and reflect a balanced and holistic assessment of individual, Firmwide and, where applicable, business performance, and risk management.

(1)	S&P CapIQ between 12/31 and 12/31 in each measurement period; assumes the reinvestment of dividends.

(2)	Perella Weinberg Partners became a publicly listed company in June 2021 and does not have a public five-year total shareholder return.

3. Individual Contributions

Individual performance achievements of each of the NEOs were considered in determining compensation for 2025. Factors reviewed include each NEO’s responsibilities and role-specific performance and execution of business initiatives and strategy. In addition, our CEO, Executive Chairman and Executive Vice Chairman are

Executive Compensation

active, client-facing investment bankers who advise clients and directly contribute to Firm revenues, which we believe is unique compared to certain executives at direct investment banking peers and other executives within the broader financial services industry. As a result, leading client development and engagements, direct revenue generation and supporting other investment banking professionals in revenue generation and talent development are core determinants of their compensation. The NEOs who maintain direct responsibility for client development and generating revenues as an investment banker are assessed according to the same framework used to assess and compensate other revenue producing investment bankers.

4. Risk Management Assessment

The NEOs manage risk in the Company’s business. In making compensation decisions, the Compensation Committee takes into account the means by which each NEO promotes and supports risk management at the Firm. The impact of the NEOs’ risk decisions on the business and responsible risk management are a key element considered in the Company’s compensation Framework.

How Compensation is Determined

Our Compensation Committee, comprised solely of independent directors, is responsible for overseeing all aspects of executive compensation (including the Omnibus Plan) and for determining and approving the compensation of our CEO and other executive officers. The Committee’s key responsibilities include (i) annually reviewing our compensation philosophy and framework, (ii) establishing financial performance objectives for NEOs, (iii) evaluating both Firmwide and individual performance, and (iv) determining the total, structure and mix of compensation for each NEO to reinforce alignment between executive compensation and shareholder interests.

In determining 2025 compensation, the Compensation Committee considered our compensation philosophy (which was reviewed and reconfirmed at the outset of the year), benchmarking analyses, the role and experience of each NEO, and Company and individual performance. The Committee evaluated performance in the context of our strategic priorities, including leadership, culture, risk management, and long-term value creation, and sought to ensure that compensation outcomes appropriately reflect both results and execution. The Compensation Committee unanimously approved 2025 compensation for each NEO.

In developing our compensation programs, the Compensation Committee utilizes benchmarking analyses to assess competitiveness relative to other independent investment banks and relevant financial institutions. The Committee considers executive compensation trends, the cost of talent in the markets in which we operate, and the limited number of directly comparable firms. The Committee also evaluates each executive’s role and experience relative to those serving in similar capacities at our peers.

Independent Compensation Consultant

The Compensation Committee has retained Willis Towers Watson (“WTW”) as its independent compensation consultant to advise the Compensation Committee on all aspects of compensation, including the structure and level of executive compensation. WTW provides benchmarking analysis, market data and peer group and industry analyses, guidance on emerging trends and best practices, and input on plan design and governance. The Compensation Committee considers WTW’s advice and insights to inform its decision-making process.

In performing these services, WTW attends meetings of the Compensation Committee, including sessions without management present, and meets separately with the Committee Chair. WTW reports directly to the Compensation Committee and does not provide other services that would impair its independence. The Committee reviews WTW’s engagement annually and has determined that no conflicts of interest exist.

Executive Compensation

WTW, together with the Global Head of Human Capital Management (“HCM”), collects and reviews external market data regarding executive compensation and performance and meets with the Compensation Committee to support its evaluation and analysis.

Management

Senior management, including our Global Head of HCM, supports the Compensation Committee by providing insight into Company performance and NEOs contributions, recommending performance objectives and compensation outcomes (other than for the CEO), and supplying market data and analysis to assist in decision-making.

The Global Head of HCM regularly attends meetings of the Compensation Committee and serves as a resource to help contextualize performance and provide data in light of the Company’s broader strategic objectives, and to support recommendations regarding compensation. The CEO also meets with the Compensation Committee and provides recommendations regarding senior employee compensation (other than for the CEO), but does not participate in the Committee’s deliberations or determinations regarding CEO compensation.

While management participates in discussions, the Compensation Committee retains full authority and discretion over all compensation decisions and meets in executive session without management present. All NEO compensation is subject to approval by the Compensation Committee in its sole discretion.

Assessment of Risk

The Compensation Committee reviews the design of compensation programs to ensure they do not encourage excessive or inappropriate risk-taking. Compensation structures incorporate a balanced mix of fixed and variable pay, as well as long-term incentives and deferrals, to align executive interests with the long-term performance and stability of the Company.

Executive Compensation

2025 Total Annual Compensation Pay Outcomes and Summary

Ken Moelis | CEO, January 1 – September 30, 2025

Executive Chairman, effective October 1, 2025

Responsibilities

As Executive Chairman, Mr. Moelis serves in a strategic and client focused leadership capacity. He provides deep institutional knowledge of the Firm and our industry and critical stewardship of the Moelis brand, culture and talent, and he remains actively involved in advising on the Firm’s long-term strategy. He also originates and leads client transactions serving as a trusted advisor to clients across the globe. In this role, he provides continuity of vision while supporting the senior leadership team as the Firm advances its next phase of growth.

In determining Mr. Moelis’s 2025 compensation, the Compensation Committee considered his leadership of the Firm and direct contributions to revenue during a pivotal year. Under Mr. Moelis’s leadership, the Firm delivered near-record financial performance, executed on strategic priorities, and continued its investment in talent and culture. The Compensation Committee also considered his advisory work on complex strategic matters, deep client relationships, and industry reputation which helped drive revenue growth and secure high-profile mandates. Through close partnership with bankers across the Firm, he strengthened business development, client coverage, and execution of significant transactions, reinforcing the Firm’s position as a leading independent advisory firm.

Mr. Moelis’s total annual compensation for 2025 was $19.0 million.

2025 Compensation (in 000s)

Base Salary	$400
Cash Incentive Award	$250
Equity Incentive Award	$18,350
*Excludes the one-time Retention Award
See “Framework to Determine Executive Compensation” for additional information.

Financial results

•

The Firm delivered a 28% increase in adjusted revenues and strong operating leverage, reflected in a 510 basis point improvement in adjusted pre tax margin, contributing to 64% growth in adjusted EPS.

•

In line with the Firm’s disciplined capital allocation philosophy, the Company meaningfully increased shareholder capital returns while preserving a debt free balance sheet and substantial liquidity.

•

Demonstrated strong earnings quality, not just cyclical upside, with 35% year-over-year M&A growth and record Capital Markets revenues.

•

Maintained strong capital discipline and outperformed 3- and 5-year TSR benchmarks.

Strategic results

•

Partnered closely with bankers across the Firm to drive business development, strengthen client coverage, and execute high profile mandates. His relationships, reputation, and continued advisory involvement generated revenue opportunities and reinforced the Firm’s leadership position.

•

Led retention of key leadership and senior banking talent amid a highly competitive market.

Individual performance highlights

•

Responsible for substantial and direct impact on revenues, including his role in originating and leading complex strategic transactions for clients.

•

Mr. Moelis’ collaboration with the Board to ensure a successful succession and leadership transition.

•

Delivered disciplined risk management with no material risk or control failures.

Executive Compensation

Navid Mahmoodzadegan | Co-President, January 1 – September 30, 2025

CEO, effective October 1, 2025

Responsibilities

As CEO, Mr. Mahmoodzadegan is the Firm’s principal executive officer reporting directly to the Board. Mr. Mahmoodzadegan sets the strategic direction of the Company and develops and oversees the execution of the Firm’s long—term strategic priorities to drive sustained value for clients and shareholders. He leads the Firm, with a focus on driving long-term growth and investing in the Firm’s talent, while continuing to actively advise clients. In addition to his executive responsibilities, he continued to make substantial individual contributions as a market—leading advisor in the global Media, Sports, and Entertainment industry.

In determining Mr. Mahmoodzadegan’s 2025 compensation, the Compensation Committee considered his significant leadership contributions to the Firm’s near record 2025 performance and advancing several of the Firm’s most important strategic growth initiatives including Energy, Private Capital Advisory, and Capital Markets. Other key factors supporting the Committee’s compensation determination were his outstanding individual contributions as a leading banker and franchise builder. His ability to generate meaningful revenue, deliver innovative advice, and enhance the Firm’s competitive positioning in a dynamic industry supported the Committee’s determination that his compensation appropriately reflects his performance and value to the Firm and its shareholders.

Mr. Mahmoodzadegan’s total annual compensation for the 2025 performance cycle was $29.0 million.

2025 Compensation (in 000s)

Base Salary	$400
Cash Incentive Award	$8,250
Equity Incentive Award	$20,350
*Excludes the one-time Succession Award
See “Framework to Determine Executive Compensation” for additional information.

Financial results

•

The Firm delivered a 28% increase in adjusted revenues and strong operating leverage, reflected in a 510 basis point improvement in adjusted pre tax margin, contributing to 64% growth in adjusted EPS.

•

In line with the Firm’s disciplined capital allocation philosophy, the Company meaningfully increased shareholder capital returns while preserving a debt free balance sheet and substantial liquidity.

•

Demonstrated strong earnings quality, not just cyclical upside, with 35% year-over-year M&A growth and record Capital Markets revenues.

•

Maintained strong capital discipline and outperformed 3- and 5-year TSR benchmarks.

Strategic results

•

Mr. Mahmoodzadegan led several of the Firm’s most important strategic growth initiatives, including:

¡

Expansion of our Capital Markets business which had a record year in 2025.

¡

Ongoing buildout of our Private Capital Advisory platform.

¡

Growth of our Energy franchise including large-cap multinational coverage.

¡

Continued market leadership of our Media, Sports and Entertainment franchise, where Mr. Mahmoodzadegan advised on some of the largest and most complex transactions in the sector.

•

These efforts reflect his long-standing focus on broadening the Firm’s capabilities to meet evolving client needs, and positioning the Firm to win and execute the most high-profile mandates.

Individual performance highlights

•

Responsible for substantial and direct impact on revenues, including his role in originating and leading complex, high profile transactions and expanding strategic client relationships across the sector.

•

Served as Co-President from January 1 to September 30, 2025, and transitioned to CEO effective October 1, 2025. Played a central role in managing the CEO transition, ensuring continuity, alignment, and stability across the Firm.

•

Delivered disciplined risk management with no material risk or control failures.

Executive Compensation

One-Time Succession Planning Awards

In limited and exceptional circumstances, the Compensation Committee may approve special awards to support the Firm’s long-term strategy and success. In connection with the CEO transition, the Compensation Committee approved two one-time awards designed to:

•	Support strategic continuity and stability

•	Reinforce long-term alignment with shareholder interests

•	Reward critical leadership capabilities

The special awards described below are not part of Messrs. Moelis’s and Mahmoodzadegan’s regular annual compensation and the Compensation Committee does not expect to grant additional special awards to the CEO or Executive Chairman and views these awards as specific to this leadership transition.

These awards are distinct and were designed to address different aspects of the CEO transition but are complementary and support our succession framework, as discussed in more detail below.

Executive Compensation

Ken Moelis One-Time Retention Award

To support and motivate strategic continuity and send a clear message of Mr. Moelis’s ongoing commitment to the Firm, our talent and our global client relationships, our Compensation Committee approved a one-time retention award for Mr. Moelis considering the following key priorities.

The one-time retention award was granted by the Compensation Committee to Mr. Moelis on February 4, 2025 in the amount of 318,796 LP Units. The award vests in February 2029, is subject to a sale restriction through February 2030, and is not retirement-eligible. If he is not serving as an executive at the time of vesting, the award is forfeited, subject to limited exceptions. See “— One-Time Succession Planning Awards Description” for further information.

Navid Mahmoodzadegan One-Time Succession Award

Recognizing that the transition from founder-led leadership to a new CEO affects investors, clients, and employees, the Compensation Committee carefully evaluated the requirements of the CEO role and Mr. Mahmoodzadegan’s preparedness to assume the role. His long history of significant contributions to the Firm and demonstrated leadership capabilities provides stable and tested leadership, strengthens competitive positioning, and supports Moelis’s reputation as a leading independent advisory firm. In consideration of these factors, the Committee approved a one-time performance-based succession award based on the following key considerations.

Executive Compensation

The one-time succession award was granted by the Compensation Committee to Mr. Mahmoodzadegan on June 9, 2025 in the amount of 450,000 Performance LP Units. This award is subject to both a TSR performance condition and long-term time-based vesting condition. The award is subject to the TSR performance condition described below, which may be met at any point through September 30, 2030 based on a 20-day VWAP calculation (“Earned Units”). Earned Units vest in three equal installments on the third, fourth, and fifth anniversaries of September 30, 2025, provided he continues as CEO, subject to certain exceptions. The award is not retirement-eligible. For further details, see “— One-Time Succession Planning Awards Description.”

In line with our pay-for-performance philosophy, the grants are structured to deliver the majority of compensation through long-term equity that vests over multiple years and is tied to a rigorous evaluation of performance, as shown below.

(1)	Shareholder value created.

If as of any measurement date of the TSR performance condition, the highest 20-day VWAP is between $86.00-$144.00, then the percentage of the total Performance Units that will become Earned Units as of such time shall be determined by linear interpolation between the amounts set forth in the table above. As a result of the reinvestment of dividends, the Performance Units may become Earned Units before the 20-Day VWAP of our Class A Common Stock achieves the dollar amount set forth above.

Executive Compensation

Key Compensation Practices

The design of our executive compensation program is integral to the implementation of our compensation philosophy. The following chart provides highlights of our 2025 compensation program.

WHAT WE DO

✓

Performance-driven compensation structure: Compensation is predominantly variable and tied to Firmwide financial performance, strategic execution and individual contributions, with no guaranteed incentive compensation.

✓

Long-term equity alignment: A substantial portion of incentive compensation is delivered in equity — representing in excess of 75% of 2025 total incentive compensation awarded to our CEO and Executive Chairman — to reinforce long-term alignment, retention and disciplined risk-taking.

✓

Extended vesting and sale restrictions: Equity awards are subject to multi-year vesting schedules and sale restrictions that are longer than most peers, supporting sustained performance and leadership continuity.

✓	Strong governance practices: Our executive compensation program includes clawback provisions, independent compensation consultant oversight and comprehensive equity ownership guidelines for all NEOs.

✓

Compensation Consultant Advice. Our Compensation Committee has, consistent with prior years, retained an independent compensation consultant, WTW. WTW, among other things, provides benchmarking analysis for the Compensation Committee using CEOs and top performing bankers in the industry to help guide the Compensation Committee’s decisions regarding annual compensation and one-time awards.

✓

NEO Equity Ownership. Consistent with our philosophy of aligning executive and shareholder interests, our Board has implemented minimum equity ownership guidelines requiring each of our NEOs to maintain equity ownership equal to 3x base salary (with our Executive Chairman and CEO required to maintain equity ownership equal to 10x base salary). Each of our Executive Officers owns equity significantly in excess of these requirements.

✓	Hedging Prohibition. We prohibit hedging of our common stock and equity-based awards by our NEOs and employees.

WHAT WE DON’T DO

×	No annual guaranteed incentive compensation

×	No severance payments or golden parachutes

×	No substantive tax gross ups

×	No excessive perquisites

×	No pension benefit accruals

×	No retirement eligibility for one-time awards

Executive Compensation

Overview of Compensation Elements

The following table summarizes the key elements of our 2025 annual awarded executive compensation program, which demonstrates our Compensation Committee’s focus on awarding compensation in line with our compensation philosophy.

Pay Element	Type	Key Features	Award Period	For More Information

Base Salary	Base Salary	• Fixed cash portion of total compensation	Ongoing	50

	Cash	• Variable award assessed annually	Annual	50

Annual Variable Compensation	Restricted Equity	• Variable award assessed annually • RSUs/Restricted LP Units: vesting over five years • Deferred LP Units: delivered over five years subject to transfer and non-compete restrictions	Five Years	58-63

Base Salary. Consistent with our pay-for-performance philosophy, base salary comprises a small portion of our NEOs’ total annual compensation. Base salaries for each of our NEOs for 2025 were $400,000. The amount of the base salary for the NEOs was set in accordance with the terms of their respective employment agreements and may be adjusted from time to time in accordance with those agreements. Base salaries are reviewed annually. We did not increase the base salaries of our NEOs in 2025.

Annual Variable Incentive Compensation. Annual variable incentive compensation comprises a substantial portion of each of our NEO’s total compensation. Once the aggregate amount of the incentive compensation award is determined, a portion of the incentive compensation award is allocated in equity, consisting of either RSUs or profits interest limited partnership units in Moelis & Company Group Employee Holdings LP or Group LP (“LP Units”), each with the features described below, and the remainder is allocated in cash. Annual variable incentive compensation for performance in 2025 was awarded and paid, as appropriate, in the first quarter of 2026.

The amount of variable incentive compensation awards is based on a discretionary assessment, taking into account the four factors described in “—Framework to Determine Executive Compensation”. Historically, we have used a discretionary incentive compensation structure because it adjusts to market cycles and accounts for a variety of indicators of Firm and individual performance. See “—Moelis Annual Equity Awards” and “—One-Time Succession Planning Awards Description” for a detailed discussion of the variable incentive compensation awarded to each NEO in respect of performance in 2025. We did not provide guaranteed incentive compensation to any of our NEOs in respect of 2025.

Deferred LP Units. For performance in 2025, a portion of certain of our NEOs’ total annual compensation was awarded in LP Units which are eligible for redemption and exchange rights in accordance with the following schedule: 40% in February of 2028 and 20% in each of February of 2029, 2030 and 2031. These LP Units vested at grant and are subject to prohibitions on transfer and non-compete restrictions, which if violated, result in the forfeiture of the undelivered portion of the award (the “Deferred LP Units”).

Restricted LP Units. For performance in 2025, a portion of certain of our NEOs’ total annual compensation was awarded in LP Units, which will vest 40% in February of 2028 and 20% in each of February of 2029, 2030 and 2031 (the “Restricted LP Units”). For performance in 2025, a portion of certain of our NEOs’ total annual compensation was awarded in LP Units, which will vest one-third in each February of 2029, 2030 and 2031 (the “Restricted LTI LP Units”).

For a more detailed description of the above awards, please refer to “—Moelis Annual Equity Awards” and “—One-Time Succession Planning Awards Description”.

Executive Compensation

2025 Compensation Assessment. For compensation paid in respect of 2025 performance, restricted equity represented 78% of total compensation awarded to our NEOs. Restricted equity was awarded in the form of RSUs or LP Units, which are subject to a five-year vesting or deferral schedule. Our Compensation Committee believes these key features are in line with our philosophy of aligning our NEOs’ interests with our shareholders.

Process and Timing for Grants of Annual Incentive Awards. All annual incentive award amounts (whether payable in cash, equity, or other deferred compensation) to NEOs are estimated at the end of December and are finally determined by our Compensation Committee by February of the following year.

2025 Other Named Executive Officer Compensation

In determining 2025 annual incentive compensation for our NEOs, the Compensation Committee considered the Company’s performance achievements and the other contributions of each of the NEOs.

The Company performance in 2025 includes:

•	Adjusted revenues of $1.5 billion, up 28%, representing our second highest year of annual revenues

•	Revenue growth and margin expansion contributed to 64% growth in adjusted EPS to $2.99 per share vs. $1.82 per share in 2024

•

We continued to expand our global footprint to position the Firm for future growth by expanding our global Firmwide headcount by 10% and adding 21 Managing Directors to the platform through hiring and internal promotions

Compensation for 2025 reflects our philosophy of linking pay to annual Firmwide performance, promoting investment in long-term value creation, rewarding individual performance, and aligning management’s interests with those of our shareholders.

Jeffrey Raich

Mr. Raich served as Co-President from January 1, 2025 through September 30, 2025 and was appointed Executive Vice Chairman effective October 1, 2025. In connection with the CEO transition, Mr. Raich supported continuity and stability across the Firm. As Co-President he oversaw the management of the Firm’s global investment banking business, including day-to-day management and continued contribution to client development and revenue generation.

In determining Mr. Raich’s compensation for 2025, the Compensation Committee considered his role during the CEO transition, his oversight of the investment banking business, his execution against strategic priorities, including succession planning and investment in key growth areas, and his individual contributions to revenue generation through client relationships and business development. These factors were evaluated in the context of the Firm’s overall performance and the compensation framework applicable to other senior revenue-producing executives.

Consistent with the Firm’s commitment to developing leadership talent, Mr Raich advanced succession planning objectives through key internal appointments to global sector and product leadership roles, supporting retention, growth and promotion of talent at the Managing Director level. He also focused on priority growth areas, including the continued development of the Firm’s Global Metals & Mining franchise and further investment in and diversification of the Healthcare franchise.

In addition, Mr. Raich provided oversight of the Firm’s internal and external risk procedures.

Executive Compensation

Katherine Pilcher Ciafone

Ms. Pilcher Ciafone provided leadership across the Firm’s corporate strategy, including in connection with the CEO transition, and supported the Firm’s investment banking franchise and infrastructure functions.

In determining Ms. Pilcher Ciafone’s compensation for 2025, the Compensation Committee considered her role in supporting the Firm’s strategic priorities, including growth and diversification of client coverage, her oversight of the Firm’s operations and infrastructure, and her contributions to risk management and operational resilience. The Committee also considered her role in talent development, strategic hiring and business expansion initiatives. These factors were evaluated in the context of the Firm’s overall performance and the compensation framework applicable to other senior executives.

Ms. Pilcher Ciafone oversaw the Firm’s operations and infrastructure functions, including technology, service delivery and business processes, supporting the Firm’s readiness to scale for growth. She also contributed to strategic initiatives, including investments in technology, AI and data capabilities and communications and branding.

In addition, Ms. Pilcher Ciafone advanced the Firm’s strategic management processes, including business planning and execution across business lines, and supported initiatives to enhance collaboration and operational efficiency across the Firm.

Ms. Pilcher Ciafone also contributed to the Firm’s risk management framework, including business continuity planning and operational risk oversight.

Christopher Callesano

Mr. Callesano assumed the role of Chief Financial Officer in 2025, with responsibility for the Firm’s global finance, accounting, tax and investor relations functions. He oversees the Firm’s capital and balance sheet to support the execution of the Firm’s strategic and operational objectives. He is responsible for financial reporting, accounting policy, internal controls and audit processes, supporting accurate, transparent and timely financial disclosure.

In determining Mr. Callesano’s compensation for 2025, the Compensation Committee considered his oversight of the Firm’s financial reporting and control environment, his role in financial planning and capital management, and his contributions to investor engagement and operational risk oversight. These factors were evaluated in the context of the Firm’s near-record overall performance in 2025 and the compensation framework applicable to other senior executives.

Mr. Callesano oversees financial planning and capital management, supporting the efficient use of capital and the Firm’s growth initiatives and investment strategy. He also contributes to cost discipline and budget oversight across the Firm. Additionally, he oversees investor relations, including engagement with investors and research analysts.

Furthermore, Mr. Callesano promotes initiatives to enhance financial controls and resilience, and partnership with the Chief Operating Officer and General Counsel, contributes to the oversight of operational risk.

Executive Compensation

Other Compensation Program Features
No Guarantees
Historically, we have not guaranteed any NEO any compensation and have not provided contractual entitlements to severance or additional payments triggered by termination.
Clawback Policies
RSUs and LP Units, including the one-time retention award and one-time succession award, are forfeited by our NEOs in the event of (1) a voluntary termination of employment other than for “good reason” (as defined in the 2014 and 2024 Omnibus Incentive Plan, as applicable) or eligible retirement or (2) termination by the Company for cause. For a detailed discussion of the RSU and LP Unit forfeiture provisions, see “—Overview of Compensation Elements,” “—Moelis Annual Equity Awards,” and
“—One-Time
Succession Planning Awards Description.” In addition, we have implemented a clawback policy for our NEOs which provides for the recovery of erroneously awarded compensation in the event of a financial restatement consistent with the requirements of the SEC and NYSE rules.
Minimum Equity Ownership Guidelines
Our Board has implemented minimum equity ownership guidelines that require each NEO to maintain equity ownership in our Company (including LP Units or RSUs) having a market value equal to or greater than a multiple of such NEO’s base salary (ten times base salary for the Executive Chairman and CEO and three times base salary for other NEOs). Each NEO must achieve the minimum equity investment within five years from the date of such NEO’s appointment.
Anti-Hedging and Insider Trading Policies
Our NEOs and other employees are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them. Certain forms of hedging or monetization transactions, such as forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow a NEO to continue to own Moelis common stock, but without the full risks and rewards of ownership. When that occurs, the NEO may no longer have the same incentives or objectives as the Company’s other shareholders. Consequently, NEOs are prohibited from engaging in hedging their exposure with respect to directly or indirectly owned Moelis common stock, whether obtained through compensation, open-market purchases, or otherwise. For purposes of this policy, ‘‘hedging’’ includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Moelis common stock.
In addition, NEOs are prohibited from engaging in directly or indirectly pledging owned Moelis common stock to secure obligations of a brokerage margin account as described above. Pledges of Moelis common stock by a NEO can result in the sale of shares without the consent of the officer if the obligation secured by the shares is in default, and if this occurs during a blackout period it could result in an insider trading violation by that officer. Pledges of Moelis common stock in a brokerage margin account (where shares are pledged to secure a loan to buy other securities) present significant insider trading risk because the shares can be sold automatically with a decline in the stock price. In addition, the reputation of the Company, as well as officers’ personal reputations, can be adversely affected if Moelis common stock is sold pursuant to a defaulted obligation.
The Company has an insider trading policy governing the purchase, sale, and other disposition of our securities for all personnel, including directors, officers, employees, and other covered persons. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and

Executive Compensation

regulations, and listing standards applicable to the Company. A copy of our insider trading policy is incorporated by reference as Exhibit 19.1 to our Annual Report on Form
10-K
filed on February 26, 2026.
Grant Policies and Practices
We do not currently grant equity incentive awards in the form of stock options, stock appreciation rights, or similar option-like instruments. As such, we do not currently have any policies or practices in place with respect to the timing of such awards in relation to the disclosure of material non-public
information.
2025 Say on Pay Vote
At last year’s Annual Stockholders Meeting, approximately 77% of all votes cast supported our compensation program. We believe that our compensation program continues to support our pay-for-performance
culture and provides a strong alignment of the interests of our NEOs with those of our stockholders more generally.
We believe that it was also important to engage with our stockholders in order to get their input on our compensation program and the Firm’s performance.
As discussed above in the “Corporate Governance—Shareholder Engagement” section, we engaged shareholders representing approximately 73% of our outstanding shares held by unaffiliated shareholders as of June 2025 to discuss our executive compensation program and other general corporate matters. We used this opportunity to discuss our compensation philosophy, along with the structure and components of our executive compensation program, and to solicit any comments or feedback from shareholders.
Shareholder discussions in 2025 focused primarily on the discretionary framework of our executive compensation program and the
One-Time
Retention Award granted to Mr. Moelis in February 2025. Investors generally acknowledged that a discretionary structure is consistent with competitive practice in the investment banking advisory industry and recognized the significant direct revenue generation of certain NEOs and qualitative leadership contributions in determining pay outcomes. With respect to the
One-Time
Retention Award, shareholders generally understood the strategic rationale; however, feedback was conveyed regarding the potential for recurring awards of a similar nature and size and the absence of pre-established
performance criteria. The Compensation Committee does not expect to grant additional one-time
special awards to Mr. Moelis or Mr. Mahmoodzadegan.
As a result of the feedback that we received, we did not make substantial changes to the executive compensation program. We understand the importance of engaging with our shareholders regarding our executive compensation program and expect to continue having these discussions and soliciting their input on an ongoing basis.

Executive Compensation

Summary Compensation Table for 2025

The following table summarizes the total compensation paid to or earned by each of our NEOs for the periods presented below under SEC rules.

				Stock Awards

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)(1)	Annual Awards ($)(2)	One-Time Retention Award(3)	One-Time Performance Award(3)	All Other Compensation ($)(4)	Total ($)

Kenneth Moelis Executive Chairman	2025	400,000	250,000	12,528,025	21,977,796		12,475	35,168,297
	2024	400,000	50,000	7,160,263			10,745	7,621,008
	2023	400,000	30,500	7,438,446			9,900	7,878,846

Navid Mahmoodzadegan CEO	2025	400,000	8,250,000	15,522,201		18,598,500	75,675	42,846,376
	2024	400,000	2,130,000	9,541,750			27,177	12,098,927
	2023	400,000	3,000,000	13,554,171			45,300	16,999,471

Jeffrey Raich Executive Vice Chairman	2025	400,000	250,000	3,221,858			12,475	3,884,333
	2024	400,000	300,000	2,506,626			12,720	3,219,346
	2023	400,000	100,000	2,084,352			10,720	2,595,072

Katherine Pilcher Ciafone COO(5)	2025	400,000	1,550,000	811,465			22,745	2,784,210
	2024	400,000	1,210,000	618,886			19,909	2,248,795
	2023	400,000	900,000	398,489			20,520	1,719,009

Christopher Callesano CFO(6)	2025	400,000	727,000	120,686			10,500	1,258,186

Joseph Simon Former CFO(7)	2025	157,778	—	704,520			—	862,298
	2024	400,000	1,375,500	793,748			10,350	2,579,598
	2023	400,000	1,000,000	715,316			9,900	2,125,216

(1)

Amounts represent the annual cash bonuses paid for performance in the identified fiscal year, whether or not paid in such year. The Company paid its cash bonuses for performance in each of 2025, 2024 and 2023 in the first quarter of the following year.

(2)

Annual Awards consists of Deferred LP Units and Restricted LP Units. Amounts represent the grant date fair value of the awards granted during the identified fiscal year, as calculated under FASB ASC Topic 718. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2025 Annual Report on Form 10-K. In accordance with SEC rules, the table includes equity awards based on the year they were granted, irrespective of the performance year to which the award relates. Thus, the table includes equity awards for 2022 performance that were granted in 2023 and equity awards for 2023 performance that were granted in 2024 and equity awards for 2024 performance that were granted in 2025 but excludes equity awards for 2025 performance that were granted in 2026. On February 12, 2026, Mr. Moelis received 254,818 Deferred LP units with a grant date fair value of $13,742,334. On February 12, 2026, Mr. Mahmoodzadegan received 213,158 Deferred LP Units and 69,432 Restricted LTI LP Units with a combined grant date fair value of $15,996,193. On February 12, 2026, Mr. Raich received 74,293 Deferred LP Units and 13,886 Restricted LTI LP Units with a combined grant date fair value of $4,906,712. On February 12, 2026, Ms. Pilcher Ciafone received 9,026 Restricted LP Units and 5,554

Executive Compensation

Restricted LTI LP Units with a combined grant date fair value of $945,075. On February 12, 2026, Mr. Callesano received 3,791 Restricted LP units and 1,388 Restricted LTI LP Units with a combined grant date fair value of $335,702. Restricted LP Units granted in February 2026 vest 40% on February 23, 2028 and 20% on each of February 23, 2029, February 23, 2030 and February 23, 2031. Deferred LP Units granted in February 2026 vest upon grant date. Subject to the forfeiture provisions set forth in the Deferred LP Unit Award Agreement, the Deferred LP Units will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2028 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2029, February 23, 2030 and February 23, 2031. Restricted LTI LP Units granted in February 2026 vest 33% on each of February 23, 2029, February 23, 2030 and February 23, 2031.

(3)

The SEC requires that the full amount of each of Mr. Moelis’s one-time retention award and Mr. Mahmoodzadegan’s one-time succession award be disclosed in the Summary Compensation Table. This is not the way that the Compensation Committee of the Board views each of Mr. Moelis’s and Mr. Mahmoodzadegan’s 2025 compensation. These awards are separate from each of Mr. Moelis’s and Mr. Mahmoodzadegan’s annual compensation. Amounts represent the grant date fair value of the awards granted during the identified fiscal year, as calculated under FASB ASC Topic 718. Assuming achievement of maximum performance targets, the grant date fair value of Mr. Mahmoodzadegan’s 2025 Performance Award would be $26,311,500. Assuming achievement of maximum performance targets, the grant date fair values of Messrs. Moelis’s and Mahmoodzadegan’s 2022 Performance Awards would be $3,885,472 and $2,988,804, respectively.

(4)

Amounts represent (i) contributions by the Company to each NEO in respect of the officer’s participation in our 401(k) plan and (ii) tax-related interest payments to each NEO that resulted from the timing of our annual cash bonus payments in relation to the date on which estimated taxes on such awards were required to be paid by the officer.

(5)	Ms. Pilcher Ciafone became an executive officer on October 1, 2023.

(6)	Mr. Callesano became an executive officer on March 31, 2025.

(7)	Mr. Simon resigned from his role as Chief Financial Officer and was succeeded by Mr. Callesano on March 31, 2025.

Executive Compensation

Grants of Plan-Based Awards in 2025

The following table summarizes grants of plan-based awards to each of our NEOs in fiscal year 2025.

Name	Grant Date		Estimated future payouts under equity incentive plan awards: number of shares of stock or units(1) (#)		All other stock awards: number of shares of stock or units(3) (#)		Grant date fair value of stock awards(2)(4)(5)(6) ($)
			Threshold(2)	Maximum	Deferred LP Units(4)	Restricted Equity(5)(6)

Kenneth Moelis	2/13/2025				198,291		12,528,025
	2/13/2025	(7)				318,796	21,977,796

Navid Mahmoodzadegan	2/13/2025				184,519		11,657,910
	2/13/2025					51,007	3,864,290
	6/9/2025		150,000	450,000			18,598,500

Jeffrey Raich	2/13/2025				35,705		2,255,842
	2/13/2025					12,751	966,016

Katherine Pilcher Ciafone	2/13/2025					8,161	618,227
	2/13/2025					2,550	193,188

Christopher Callesano	2/13/2025					1,593	120,686

Joseph Simon(8)	2/13/2025				11,151		704,520

(1)

Equity incentive plan awards were made in the form of Performance Units as described below in the section entitled “—One-Time Succession Planning Awards- Description.” The terms and conditions of these Performance Units are described below in the section entitled “—One-Time Succession Planning Awards Description.” For a summary of the assumptions used in the valuation of these awards, please see footnote 2 to the audited financial statements included in our 2025 Annual Report on Form 10-K.

(2)

Performance Units awarded subject to performance conditions and time-based vesting conditions set forth within “—One-Time Succession Planning Awards Description — 2025 Performance Units” with grant date fair value of $41.33 per share as calculated under FASB ASC Topic 718.

(3)

Stock awards were made in the form of LP Units and RSUs as described below in the section entitled “—Moelis Annual Equity Awards” and “—One-Time Succession Planning Awards Description.” The terms and conditions of these LP Units and RSUs are described below in the section entitled “—Moelis Annual Equity Awards” and “—One-Time Succession Planning Awards Description.” For a summary of the assumptions used in the valuation of these awards, please see footnote 2 to the audited financial statements included in our 2025 Annual Report on Form 10-K.

(4)

Deferred LP Units awarded subject to post-vesting sale and non-compete restrictions and with grant date fair value of $63.18 per share as calculated under FASB ASC Topic 718. For additional details see “—Moelis Annual Equity Awards—LP Units—Deferred LP Units.”

(5)

Restricted Retention LP Units awarded subject to time-based vesting conditions and subject to post vesting sale and non-compete restrictions with a grant date fair value of $68.94 per share as calculated under FASB ASC Topic 718. For additional details see “—One-Time Succession Planning Awards Description —2025 Retention LP Units.”

(6)	Restricted LP Units and RSUs awarded subject to time-based vesting conditions and with grant date fair value of $75.76 per share as calculated under FASB ASC Topic 718.

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(7)	This award was approved by the Compensation Committee on February 4, 2025.

(8)	Mr. Simon is the former Chief Financial Officer of the Company. He was succeeded by Christopher Callesano effective March 31, 2025 and his final day with the Company was May 22, 2025.

Moelis Annual Equity Awards

2025 Equity Awards

In February of 2026, we granted equity incentive awards in the form of LP Units to our Managing Directors, including our NEOs in respect of 2025 performance. Mr. Moelis received 254,818 Deferred LP Units, Mr. Mahmoodzadegan received 213,158 Deferred LP Units and 69,432 Restricted LTI LP Units, Mr. Raich received 74,293 Deferred LP units and 13,886 Restricted LTI LP Units, Ms. Pilcher Ciafone received 9,026 Restricted LP Units and 5,554 Restricted LTI LP Units and Mr. Callesano received 3,791 Restricted LP Units and 1,388 Restricted LTI LP Units.

2024 Equity Awards

In February of 2025, we granted equity incentive awards in the form of LP Units to our Managing Directors, including our NEOs in respect of 2024 performance. Mr. Moelis received 198,291 Deferred LP Units, Mr. Mahmoodzadegan received 184,519 Deferred LP Units and 51,007 Restricted LTI LP Units, Mr. Raich received 35,705 Deferred LP Units and 12,751 Restricted LTI LP Units and Ms. Pilcher Ciafone received 8,161 Restricted LP Units and 2,550 Restricted LTI LP Units.

2023 Equity Awards

In February of 2024, we granted equity incentive awards in the form of LP Units to our Managing Directors, including our NEOs in respect of 2023 performance. Mr. Moelis received 156,818 Deferred LP Units, Mr. Mahmoodzadegan received 166,526 Restricted LP Units and 2,744 2023 Restricted LTI LP Units (as defined below), Mr. Raich received 54,898 Deferred LP Units and Ms. Pilcher Ciafone received 10,979 Restricted LP Units.

2022 Equity Awards

In February of 2023, we granted equity incentive awards in the form of LP Units or RSUs to our Managing Directors, including our NEOs in respect of 2022 performance. Mr. Moelis received 130,720 Deferred LP Units and 56,930 target Performance Units (with a maximum of 85,395 of Performance Units available pursuant to the award in the event the 150% TSR Performance Condition and other terms of the award are satisfied). Mr. Mahmoodzadegan received 253,996 Restricted LP Units and a target number of 43,792 Performance Units (with a maximum of 65,688 of Performance Units available pursuant to the award in the event the 150% TSR Performance Condition and other terms of the award are satisfied). Mr. Raich received 56,273 Deferred LP Units and Ms. Pilcher Ciafone received 8,758 RSUs.

LP Units

Each LP Unit is intended to qualify as a “profits interest” for federal income tax purposes and is eligible to share in a specified portion of the profits of the Company created after the grant of the profits interest. The LP Units may be redeemed for shares of our Class A common stock after they become vested or are eligible for delivery and a sufficient amount of appreciation in the value of Group LP is achieved and allocated to the LP Units to enable a redemption of the LP Units for shares of our Class A common stock on a one-for-one basis. Upon the satisfaction of these conditions, the LP Units will be redeemable for shares of Class A common stock provided that (i) any sales or exchange restriction on these LP Units have lapsed and in no event earlier

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than two years following the grant date and (ii) the awards have not been otherwise forfeited pursuant to the terms of the award agreement. All references herein to LP Unit includes any Restricted LP Unit, Restricted LTI LP Unit, 2023 Restricted LTI LP Unit, 2021 Restricted LTI LP Unit, Deferred LP Unit or Performance Unit unless the context requires otherwise. LP Units granted on or after June 6, 2024 are granted subject to the terms of the Moelis & Company 2024 Omnibus Incentive Plan and individual award agreements. All other LP Units are granted subject to the terms of the Moelis & Company 2014 Omnibus Incentive Plan and individual award agreements. A copy of the Moelis & Company 2024 Omnibus Incentive Plan is included as Exhibit 10.1 to our Current Report on Form 8-K filed on June 7, 2024. A copy of the Moelis & Company 2014 Omnibus Incentive Plan is included as Exhibit 99.1 to our Registration Statement on Form S-8 filed on August 8, 2014.

Restricted LP Units. Restricted LP Units granted in February of 2026 for 2025 performance will vest 40% on or about February 23, 2028 and 20% on or about February of each 2029, 2030 and 2031. Restricted LP Units granted in February of 2025 for 2024 performance will vest 40% on or about February 23, 2027 and 20% on or about February 23 of each of 2028, 2029 and 2030. In February of 2025 for 2024 Performance, Ms. Pilcher Ciafone, Mr. Raich and Mr. Mahmoodzadegan were granted Restricted LTI LP Units, which vest one third on or about February 23 of each 2028, 2029 and 2030.

Restricted LP Units granted in February of 2024 for 2023 performance will vest 40% on or about February 23, 2026 and 20% on or about February 23 of each of 2027, 2028 and 2029. In February of 2024 for performance in 2023, Mr. Mahmoodzadegan was granted restricted long-term incentive LP Units, which vest 50% on or about February 23, 2028 and 50% on or about February 23 of 2029 (these LP Units are referred to herein as the “2023 Restricted LTI LP Units”).

Restricted LP Units granted in February of 2023 for 2022 performance will vest 40% on or about February 23, 2025 and 20% on or about February 23 of each of 2026, 2027 and 2028. Restricted LP Units granted in February of 2022 for 2021 performance will vest 40% on or about February 23, 2024 and 20% on or about February 23 of each of 2025, 2026 and 2027. In February of 2022 for performance in 2021, Mr. Moelis was granted restricted long-term incentive LP Units, which vest in equal installments on or about February 23 of each of 2025, 2026 and 2027 (these LP Units are referred to herein as the “2021 Restricted LTI LP Units”).

Restricted LP Units granted in February of 2021 for 2020 performance vested 40% in February 2023 and 20% on or about February 23 of each of 2024, 2025 and 2026.

Deferred LP Units. Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2026 for 2025 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2028 and the remaining 60% pro rata annually (20% each year) on or about February 23 of each of 2029, 2030 and 2031. These Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible NEOs.

Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2025 for 2024 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2027 and the remaining 60% pro rata annually (20% each year) on or about February 23 of each of 2028, 2029 and 2030. These Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible NEOs.

Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2024 for 2023 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2026 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2027, February 23, 2028 and February 23, 2029. These Deferred LP Units

Executive Compensation

vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible NEOs.

Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2023 for 2022 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2026, February 23, 2027 and February 23, 2028. These Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible NEOs.

In February of 2022 for performance in 2021, a portion of each NEO’s total incentive compensation was granted in LP Units, which vested at grant and are subject to a three year restriction on any transfers and a three year non-compete restriction (these LP Units are referred to herein as the “Three Year Deferred LP Units”). The awards were granted in lieu of cash for performance in 2021 to further align the interests of our NEOs with our shareholders.

RSUs

Each RSU represents the right to receive upon settlement either, at our option, a share of our Class A common stock or an amount of cash equal to the fair market value of a Class A share. Participants have no rights as a stockholder with respect to the RSUs unless and until shares of our Class A common stock underlying the RSUs are actually delivered, provided that each participant will generally be eligible to receive additional RSUs in respect of any dividends we pay with respect to our Class A common stock, which additional RSUs will be forfeitable and subject to the same restrictions and conditions as the underlying RSUs.

RSUs granted on or after June 6, 2024 are granted subject to the terms of the Moelis & Company 2024 Omnibus Incentive Plan and individual award agreements. All other RSUs are granted subject to the terms of the Moelis & Company 2014 Omnibus Incentive Plan and individual award agreements. A copy of the Moelis & Company 2024 Omnibus Incentive Plan is included as Exhibit 10.1 to our Current Report on Form 8-K filed on June 7, 2024. A copy of the Moelis & Company 2014 Omnibus Incentive Plan is included as Exhibit 99.1 to our Registration Statement on Form S-8 filed on August 8, 2014.

2022 Performance Units

Our Performance Units granted in February of 2023 are subject to both a performance condition and a five-year time-based vesting condition (the “Time-Based Vesting Condition”). The performance vesting requirement for the Performance Units will be deemed satisfied to the extent that the Company’s Class A common stock achieves the designated dividend-adjusted per-share prices based on the volume-weighted average closing share price of the Company’s Class A common stock over any 20 consecutive trading-day period (“20-day VWAP”). The number of Performance Units for which the performance condition has been met will be determined (i) on a quarterly basis at the end of each fiscal quarter to occur after the Grant Date and (ii) as of and for the period ended on February 16, 2028 (the “End Date”) (each such fiscal quarter end date, together with the period ending with the End Date, a “Measurement Date”), based on the highest 20-day VWAP to have been achieved at any time starting on the Grant Date and ending on End Date.

If as of any Measurement Date (i) the highest 20-day VWAP reaches $68.00 (dividend adjusted to $58.62), 50% of the total Performance Units will become Earned Units, (ii) if the highest 20-day VWAP reaches $91.00 (dividend adjusted to $78.45), 100% of the total Performance Units will become Earned Units, and (iii) if the highest 20-day VWAP reaches $114.00 (dividend adjusted to $98.27), or greater, 150% of the total Performance Units will become Earned Units. If as of any Measurement Date, the highest 20-day VWAP is

Executive Compensation

between $68.00-114.00 (dividend adjusted to $58.62-$98.27), then the percentage of the total Performance Units that will become Earned Units as of such time shall be determined by linear interpolation. As a result of the reinvestment of dividends, the Performance Units may become Earned Units before the 20-day VWAP of our Class A Common Stock achieves the dollar amount set forth above. Dividend adjusted targets are listed as of April 27, 2026.

The target Performance Units satisfy the time-vesting requirement in equal installments on each of the third, fourth and fifth anniversaries of February 16, 2023 (the grant date) and Performance Units in excess of the target Performance Units satisfy the time-vesting requirement on the End Date.

If a “change in control” (as defined in the Performance Unit award agreement) occurs on or prior to the End Date, the Time-Based Vesting Condition will be deemed fully achieved, so long as the participant remains employed as of the date of the change in control, and the 20-day VWAP will be determined based on the price paid per share of Class A common stock in connection with the change in control, with a corresponding number of Performance Units becoming fully vested. Any Performance Units that do not vest in connection with the change in control will be forfeited.

In the event that a participant’s employment is (i) terminated by us without “cause” or (ii) by the participant for “good reason” (each, as defined in the Performance Unit award agreement), in each case on or prior to the End Date, the participant will be eligible to vest in a number of Performance Units equal to (I) the greater of (A) the number of Performance Units that are Earned Units as of the date of such employment termination, and (B) the number of “termination eligible units” as set forth on Annex I to the Performance Unit award agreement that corresponds to the employment termination date, less (II) the number of Performance Units that otherwise fully vested on or prior to the employment termination date, in each case without regard to the Time-Based Vesting Condition (any such Earned Units, “Qualifying Termination Units”). The Qualifying Termination Units will fully vest on the End Date, subject to the participant not engaging in any “detrimental activities” prior to the End Date. Any Performance Units that do not vest in connection with such employment termination will be forfeited.

In the event that a participant’s employment is terminated due to death or disability (as defined in the Performance Unit award agreement), in each case on or prior to the End Date, the participant will be eligible to vest in a number of Performance Units equal to (I) the greater of (A) the number of Performance Units that are Earned Units as of the date of such employment termination, and (B) the applicable number of “pro-rated units” set forth on Annex I to the Performance Unit award agreement that corresponds to the applicable “implied TSR hurdle,” subject to the achievement of the implied TSR hurdle corresponding to the applicable, less (II) the number of Performance Units that otherwise fully vested on or prior to the employment termination date, in each case without regard to the Time-Based Vesting Condition (any such Earned Units, “Death/Disability Units”). The Death/Disability Units will fully vest on the End Date, subject to the participant not engaging in any “detrimental activities” prior to the End Date. Any Performance Units that do not vest in connection with such employment termination will be forfeited.

One-Time Succession Planning Awards Description

2025 Performance Units

The Performance Units granted to Mr. Mahmoodzadegan in June of 2025 are subject to both a performance condition and a five-year time-based vesting condition (the “Time-Based Vesting Condition”). The performance vesting requirement for the Performance Units will be deemed satisfied to the extent that the Company’s Class A common stock achieves the designated dividend-adjusted per-share prices based on the volume-weighted average closing share price of the Company’s Class A common stock over the 20-day VWAP. The number of Performance Units for which the performance condition has been met will be determined (i) on a quarterly basis at the end of each fiscal quarter to occur after the Grant Date and (ii) as of and for the period ended on September 30, 2030 (the “End Date”) (each such fiscal quarter end date,

Executive Compensation

together with the period ending with the End Date, a “Measurement Date”), based on the highest 20-day VWAP to have been achieved at any time starting on the Grant Date and ending on End Date.

If as of any Measurement Date, the highest 20-day VWAP reaches (i) $86.00 (dividend adjusted to $83.49), 150,000 of the Performance Units will become Earned Units, (ii) $115.00 (dividend adjusted to $111.64), 300,000 of the Performance Units will become Earned Units, and (iii) $144.00 (dividend adjusted to $139.79), or greater, 450,000 of the Performance Units will become Earned Units. If as of any Measurement Date, the highest 20-day VWAP is between $86.00-144.00 (dividend adjusted to $83.49-$139.79), then the percentage of the total Performance Units that will become Earned Units as of such time shall be determined by linear interpolation. As a result of the reinvestment of dividends, the Performance Units may become Earned Units before the 20-day VWAP of our Class A Common Stock achieves the dollar amount set forth above. Dividend adjusted targets are listed as of April 27, 2026.

The Performance Units satisfy the time-vesting requirement in equal installments on each of the third, fourth and fifth anniversaries of September 30, 2025 (each a “Service Vesting Date”).

If a “change in control” (as defined in the Performance Unit award agreement) occurs on or prior to the End Date, the Time-Based Vesting Condition will be deemed fully achieved, so long as the participant remains employed as of the date of the change in control, and the 20-day VWAP will be determined based on the price paid per share of Class A common stock in connection with the change in control, with a corresponding number of Performance Units becoming fully vested. Any Performance Units that do not vest in connection with the change in control will be forfeited.

In the event that the participant’s employment is terminated (i) by us without “cause” or (ii) by the participant for “good reason” (each, as defined in the Performance Unit award agreement), in each case on or prior to the End Date, the participant will be eligible to vest in a number of Performance Units equal to (I) the greater of (A) the number of Performance Units that are Earned Units as of the date of such employment termination, and (B) 225,000 Performance Units that are already, or become, Earned Units less (II) the number of Performance Units that otherwise fully vested on or prior to the employment termination date, in each case without regard to the Time-Based Vesting Condition (any such Earned Units, “Qualifying Termination Units”). The Qualifying Termination Units will fully vest on the End Date, subject to the participant not engaging in any “detrimental activities” prior to the End Date. Any Performance Units that do not vest in connection with such employment termination will be forfeited.

In the event that the participant’s employment is terminated due to death or disability (as defined in the Performance Unit award agreement), in each case on or prior to the End Date, then (i) the Time-Based Vesting Condition will be deemed to have been fully achieved as of the date of such termination, (ii) any Performance Units that are Earned Units as of the date of such termination shall fully vest as of the date of such termination and (iii) any partnership units that are not yet Earned Units as of the date of such termination shall fully vest as of the applicable measurement date on which the Performance Condition is achieved, subject to the participant not engaging in any “detrimental activities” prior to the measurement date.

2025 Retention LP Units

2025 Retention LP Units granted to Mr. Moelis in February 2025 will vest 100% on February 13, 2029, subject to Mr. Moelis’s continued employment as an executive officer with the Company and with certain limited exceptions for termination by the Company without cause or by the executive for good reason, death, disability and change in control as described under “Other Key Terms of Annual Equity Awards”. The 2025 Retention LP Units are not retirement eligible. In addition, Mr. Moelis is not permitted to sell the 2025 Retention LP Units until February 13, 2030.

Other Key Terms of Annual Equity Awards

RSUs and Restricted LP Units (including Restricted LTI LP Units) will not vest unless a participant remains in continuous employment or service with us through the applicable vesting date. Except as described in the

Executive Compensation

following paragraphs, if the participant’s employment or service with us is terminated for any reason, any unvested RSUs or Restricted LP Units will be forfeited as of the notice of termination date.

For RSUs and Restricted LP Units (including Restricted LTI LP Units), if the participant’s employment or service with us is terminated (i) by us without cause, (ii) by the participant for “good reason” (as defined in the 2014 or 2024 Omnibus Incentive Plan, as applicable) or (iii) by us due to disability, any unvested RSUs and Restricted LP Units will continue to vest on the originally scheduled vesting dates, provided that the participant has not engaged in any “detrimental activities” (as described below) through the applicable vesting date. If the participant engages in any detrimental activity following such termination, any unvested RSUs or Restricted LP Units will be forfeited. For purposes of these RSU and Restricted LP Unit awards, “detrimental activities” means any solicitation of our employees or certain clients, any interference with our relationships with certain clients, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable vesting date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, non-solicitation or noncompetition. If the participant’s employment or service with us is terminated due to the participant’s death, any unvested RSUs or Restricted LP Units will immediately vest.

If the participant’s employment or service with us is terminated (i) by us without cause or (ii) by the participant for good reason, in each case on or within 12 months after the effective date of a “change in control” (as defined in the 2014 or 2024 Omnibus Incentive Plan, as applicable), any unvested RSUs or Restricted LP Units will immediately vest.

For Deferred LP Units, if the participant is (i) terminated for cause or (ii) engages in any detrimental activity (as described below) at any time during the term of the award, any Deferred LP Units not yet delivered will be forfeited. For purposes of Deferred LP Unit awards, “detrimental activities” means engaging in competitive enterprises (as defined in the award), any solicitation of our employees or certain clients, any interference with our relationships with certain clients, failure to responsibly transition coverage of the Participant’s clients and clients’ transactions prior to a termination event, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable delivery date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, non-solicitation or noncompetition. In the event of the participant’s death, any Deferred LP Units will cease to be subject to the transfer and non-compete restrictions on the earlier of (i) two year anniversary of the grant date or (ii) death.

A retiring officer or employee generally will not forfeit qualifying RSUs or LP Units granted during employment if at retirement (i) the officer or employee is at least 56 years old, (ii) the officer or employee has provided at least 5 consecutive years of service to the Company and (iii) such officer’s or employee’s years of service plus age at the time of retirement equals 65, unless such officer or employee waives such retirement arrangements. In each case, any such RSUs or LP Units will be delivered pursuant to their applicable vesting schedule, subject to noncompetition and other terms.

The specific number of RSUs and the number of LP units granted to our NEOs and other employees for 2025 awarded annual compensation in February of 2026 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 5, 2026 through February 11, 2026 (the “February 2026 Grant Date Price”). The specific number of RSUs and the number of LP units granted to our NEOs and other employees for 2023 awarded annual compensation in February of 2024 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 8, 2024 through February 14, 2024 (the “February 2024 Grant Date Price”). The specific number of RSUs and the number of LP units granted to our NEOs and other employees for 2022 awarded annual compensation in February of 2023 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 9, 2023 through February 15, 2023 (the “February 2023 Grant Date Price”). The specific number of RSUs and the number of LP units granted to our NEOs and other employees for 2021 awarded annual compensation in

Executive Compensation

February of 2022 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 10, 2022 through February 16, 2022 (the “February 2022 Grant Date Price”) except that the number of Three Year Deferred LP Units was determined by dividing the dollar value of awarded equity by the February 2022 Grant Date Price less a liquidity discount of 15%.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our NEOs as of December 31, 2025. In accordance with SEC rules, this table does not reflect Deferred LP Units, which are vested at the grant date of such awards. Below this table, we have provided an alternative tabular disclosure that includes Deferred LP Units that remain subject to sale and contractual restrictions. Please see “—Alternative Presentation of Outstanding Equity Awards at 2025 Fiscal Year-End”.

Stock Awards(1)

Name	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)

Kenneth Moelis(4)(10)	529,106	36,370,730	39,205	2,694,923

Navid Mahmoodzadegan(5)(10)	504,643	34,689,184	488,358	33,569,717

Jeffrey Raich(6)	62,088	4,267,929

Katherine Pilcher Ciafone(7)	31,981	2,198,360

Christopher Callesano(8)	6,348	436,341

Joseph Simon(9)	11,261	774,076

(1)

Stock awards were made in the form of Restricted LP Units, Performance Units and RSUs. The terms and conditions of these awards are described in the section entitled “—Moelis Annual Equity Awards” and “—One-Time Succession Planning Awards Description.”

(2)	All LP Units or RSUs are subject to accelerated vesting upon the officer’s death.

(3)	Market value is equal to the applicable number of LP Units or RSUs multiplied by the $68.74, the closing price per share of our Class A common stock on the NYSE on December 31, 2025.

(4)

Consists of (i) 21,661 Performance Units that reached the service vest date on February 16, 2026, (ii) 92,145 Restricted LP Units that vested on February 23, 2026, (iii) 21,661 Performance Units with a service vest date of February 16, 2027, (iv) 59,894 Restricted LP Units that vest on February 23, 2027, (v) 54,152 Performance Units with a service vest date of February 16, 2028 and (vi) 318,796 Deferred Restricted LP Units that vest on February 13, 2029 and are eligible for redemption on February 13, 2030.

(5)

Consists of (i) 16,662 Performance Units that reached the service vest date on February 16, 2026, (ii) 176,192 Restricted LP Units that vested on February 23, 2026, (iii) 16,662 Performance Units with a service vest date of February 16, 2027, (iv) 112,466 Restricted LP Units that vest on February 23, 2027, (v) 41,655 Performance Units with a service vest date of February 16, 2028, (vi) 102,480 Restricted LP Units that vest on February 23, 2028, (vii) 152,733 Performance Units with a service vest date of September 30, 2028, (viii) 51,680 Restricted LP Units that vest on February 23, 2029, (ix) 152,733 Performance Units with a service vest date of September 30, 2029, (x) 17,002 Restricted LP Units that vest on February 23, 2030 and (xi) 152,733 Performance Units with a service vest date of September 30, 2030.

Executive Compensation

(6)

Consists of (i) 32,915 Restricted LP Units that vested on February 23, 2026, (ii) 16,422 Restricted LP Units that vest on February 23, 2027, (iii) 4,251 Restricted LP Units that vest on February 23, 2028, (iv) 4,250 Restricted LP Units that vest on February 23, 2029 and (v) 4,250 Restricted LP Units that vest on February 23, 2030.

(7)

Consists of (i) 4,885 RSUs that vested on February 23, 2026, (ii) 4,391 Restricted LP Units that vested on February 23, 2026, (iii) 3,405 RSUs that vest on February 23, 2027, (iv) 5,460 Restricted LP Units that vest on February 23, 2027, (v) 1,999 RSUs that vest on February 23, 2028, (vi) 4,678 Restricted LP Units that vest on February 23, 2028, (vii) 4,678 Restricted LP Units that vest on February 23, 2029 and (viii) 2,483 Restricted LP Units that vest on February 23, 2030.

(8)

Consists of (i) 2,179 RSUs that vested on February 23, 2026, (ii) 1,735 RSUs that vest on February 23, 2027, (iii) 1,352 RSUs that vest on February 23, 2028, (iv) 748 RSUs that vest on February 23, 2029 and (v) 332 RSUs that vest on February 23, 2030.

(9)	Consists of (i) 4,536 RSUs that vested on February 23, 2026, (ii) 3,362 Restricted LP Units that vested on February 23, 2026, (iii) 3,362 Restricted LP Units that vest on February 23, 2027.

(10)

The 2022 Performance Units granted to Messrs. Moelis and Mahmoodzadegan vest according to the schedule set forth in “—Moelis Annual Equity Awards—LP Units—2022 Performance Units”, provided certain performance goals are achieved. The 2025 Performance Units granted to Mr. Mahmoodzadegan vest according to the schedule set forth in “—One-Time Succession Planning Awards Description—2025 Performance Units”, provided certain performance goals are achieved.

*Note that any equity awards with a vesting date that falls on a weekend day may vest on the preceding business day or the next business day as determined by the compensation committee as administrator of the Omnibus Plan.

Alternative Presentation of Outstanding Equity Awards at 2025 Fiscal Year-End

This table is an alternative to the SEC required Outstanding Equity Awards at 2025 Fiscal Year-End table presented above. This alternative tabular presentation includes, in addition to stock awards that have not yet vested, Deferred LP Units that are fully vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered.

Stock Awards(1)

Name	Number of shares or units of stock that have not vested or restricted(2) (#)	Market value of shares or units of stock have not vested or are restricted(3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)

Kenneth Moelis(4)(10)	962,647	66,172,338	39,205	2,694,923

Navid Mahmoodzadegan(5)(10)	689,162	47,373,020	488,358	33,569,717

Jeffrey Raich(6)	186,455	12,816,917

Katherine Pilcher Ciafone(7)	31,981	2,198,360

Christopher Callesano(8)	6,348	436,341

Joseph Simon(9)	51,384	3,532,131

(1)	Stock awards were made in the form of LP Units, including Deferred LP Units, and RSUs. The terms and conditions of these awards are described in the section entitled “—Moelis Annual Equity Awards.”

(2)	All LP Units or RSUs are subject to accelerated vesting upon the officer’s death.

Executive Compensation

(3)	Market value is equal to the applicable number of LP Units and RSUs multiplied by the $68.74, the closing price per share of our Class A common stock on the NYSE on December 31, 2025.

(4)

Consists of (i) 21,661 Performance Units that reached the service vest date on February 16, 2026, (ii) 92,145 Restricted LP Units that vested on February 23, 2026, (iii) 88,871 Deferred LP Units that vested at grant and were eligible for redemption and exchange rights on February 23, 2026, (iv) 21,661 Performance Units with a service vest date of February 16, 2027, (v) 59,894 Restricted LP Units that vest on February 23, 2027, (vi) 136,823 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2027, (vii) 54,152 Performance Units with a service vest date of February 16, 2028, (viii) 97,166 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2028, (ix) 318,796 Deferred Restricted LP Units that vest on February 13, 2029 and are eligible for redemption on February 13, 2030, (x) 71,022 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2029 and (xi) 39,659 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2030.

(5)

Consists of (i) 16,662 Performance Units that reached the service vest date on February 16, 2026, (ii) 176,192 Restricted LP Units that vested on February 23, 2026, (iii) 16,662 Performance Units with a service vest date of February 16, 2027, (iv) 112,466 Restricted LP Units that vest on February 23, 2027, (v) 73,807 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2027, (vi) 41,655 Performance Units with a service vest date of February 16, 2028, (vii) 102,480 Restricted LP Units that vest on February 23, 2028 (viii) 36,904 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2028, (ix) 152,733 Performance Units with a service vest date of September 30, 2028, (x) 51,680 Restricted LP Units that vest on February 23, 2029, (xi) 36,904 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2029, (xii) 152,733 Performance Units with a service vest date of September 30, 2029, (xiii) 17,002 Restricted LP Units that vest on February 23, 2030, (xiv) 36,904 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2030 and (xv) 152,733 Performance Units with a service vest date of September 30, 2030.

(6)

Consists of (i) 32,915 Restricted LP Units that vested on February 23, 2026, (ii) 33,213 Deferred LP Units that vested at grant and were eligible for redemption and exchange rights on February 23, 2026, (iii) 16,422 Restricted LP Units that vest on February 23, 2027, (iv) 36,516 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2027, (v) 4,251 Restricted LP Units that vest on February 23, 2028, (vi) 29,376 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2028, (vii) 4,250 Restricted LP Units that vest on February 23, 2029, (viii) 18,121 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2029, (ix) 4,250 Restricted LP Units that vest on February 23, 2030 and (x) 7,141 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2030.

(7)

Consists of (i) 4,885 RSUs that vested on February 23, 2026, (ii) 4,391 Restricted LP Units that vested on February 23, 2026, (iii) 3,405 RSUs that vest on February 23, 2027, (iv) 5,460 Restricted LP Units that vest on February 23, 2027, (v) 1,999 RSUs that vest on February 23, 2028, (vi) 4,678 Restricted LP Units that vest on February 23, 2028, (vii) 4,678 Restricted LP Units that vest on February 23, 2029 and (viii) 2,483 Restricted LP Units that vest on February 23, 2030.

(8)

Consists of (i) 2,179 RSUs that vested on February 23, 2026, (ii) 1,735 RSUs that vest on February 23, 2027, (iii) 1,352 RSUs that vest on February 23, 2028, (iv) 748 RSUs that vest on February 23, 2029 and (v) 332 RSUs that vest on February 23, 2030.

(9)

Consists of (i) 3,362 Restricted LP Units that vested on February 23, 2026, (ii) 10,815 Deferred LP Units that vested at grant and were eligible for redemption and exchange rights on February 23, 2026, (iii) 4,536 RSUs that vested on February 23, 2026, (iv) 3,362 Restricted LP Units that vest on February 23, 2027, (v) 11,800 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2027, (vi) 9,570 Deferred LP Units that vested at grant and are eligible for

Executive Compensation

redemption and exchange rights on February 23, 2028, (vii) 5,707 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2029, and (viii) 2,231 Deferred LP Units that vested at grant and are eligible for redemption and exchange rights on February 23, 2030.

(10)

The 2022 Performance Units granted to Messrs. Moelis and Mahmoodzadegan vest according to the schedule set forth in “—Moelis Annual Equity Awards—LP Units—2022 Performance Units”, provided certain performance goals are achieved. The 2025 Performance Units granted to Mr. Mahmoodzadegan vest according to the schedule set forth in “—One-Time Succession Planning Awards Description—2025 Performance Units”, provided certain performance goals are achieved.

*Note that any equity awards with a vesting date that falls on a weekend day may vest during the preceding week or the next business day as determined by the Compensation Committee as administrator of the Omnibus Plan.

Stock Vested in 2025

The following table summarizes stock vested in fiscal year 2025 for our NEOs.

Stock Awards

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Kenneth Moelis	218,860	16,730,079

Navid Mahmoodzadegan	207,008	15,819,665

Jeffrey Raich	63,516	4,849,721

Katherine Pilcher Ciafone	7,450	551,347

Christopher Callesano	2,511	185,849

Joseph Simon	28,591	2,171,761

Nonqualified Deferred Compensation for 2025

There were no deferred cash awards granted to any NEO for 2025 performance.

Potential Payments upon Termination of Employment or Change in Control

Other than with respect to the potential continued or accelerated vesting of outstanding equity awards that each of our NEOs may be entitled to in connection with termination without cause, resignation for good reason, retirement, disability, death or change in control, our NEOs are not entitled to any additional payments or benefits following a change in control or upon termination of employment, and are only entitled to payments and benefits that are available generally on a non-discriminatory basis to all salaried employees, such as continuation of health care benefits through the end of the month of the termination of employment and retirement benefits.

Executive Compensation

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon a termination of employment without cause, a resignation for good reason, retirement, disability, death or a change in control with respect to RSUs and all LP Units except for Deferred LP Units. All calculations in this table are based on an assumed termination date of December 31, 2025.

Named Executive Officer	Value of Shares of Common Stock – Termination Without Cause (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Retirement (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Disability (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Death (Acceleration)(2) ($)	Value of Common Stock – Change in Control Event (Acceleration)(2) ($)

Kenneth Moelis	39,065,653(4)	9,123,035(3)	39,065,653(4)	39,065,653(4)	39,065,653 (4)

Navid Mahmoodzadegan	68,258,901(6)	27,913,183(5)	68,258,901(6)	68,258,901 (6)	68,258,901 (6)

Jeffrey Raich	4,267,929(8)	3,391,425(7)	4,267,929(8)	4,267,929(8)	4,267,929(8)

Katherine Pilcher Ciafone	2,198,360(10)	2,023,073(9)	2,198,360(10)	2,198,360(10)	2,198,360(10)

Christopher Callesano(11)	436,341	436,341	436,341	436,341	436,341

Joseph Simon(12)	—	—	—	—	—

(1)

For RSUs, Restricted LP Units and Restricted LTI LP Units, upon termination without cause, resignation for good reason, death or disability, equity awards will be delivered pursuant to the applicable vesting schedule subject to forfeiture in the event the NEO participates in detrimental activities prior to the applicable vesting date. RSUs and Restricted LP Units accelerate upon retirement, but Restricted LTI LP Units are not retirement eligible. For Performance Units, see “—Moelis Annual Equity Awards—2022 Performance Units” and “—One-Time Succession Planning Awards Description—2025 Performance Units” for applicable terms.

(2)

For RSUs, Restricted LP Units and Restricted LTI LP Units, upon (i) death or (ii) (x) a Change in Control (as defined in the 2014 or 2024 Omnibus Incentive Plan, as applicable) and (y) an NEO’s employment or service is terminated without Cause by the Company or by the NEO for Good Reason on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control (“Change in Control Event”), vesting and delivery will accelerate to the date of death or upon a Change in Control Event. For Performance Units, see “—Moelis Annual Equity Awards—2022 Performance Units” and “—One-Time Succession Planning Awards Description—2025 Performance Units” for applicable terms.

(3)

Amount represents the value of 132,718 unvested LP Units based on the closing price of our Class A common stock on December 31, 2025 ($68.74). 435,592 Performance Units and LP Units are not eligible for retirement.

(4)

Amount represents the value of 568,310 unvested LP Units (and assumes the maximum amount of Performance Units are earned) based on the closing price of our Class A common stock on December 31, 2025 ($68.74).

(5)

Amount represents the value of 406,069 unvested LP Units based on the closing price of our Class A common stock on December 31, 2025 ($68.74). 586,932 Performance Units and LP Units not eligible for retirement.

(6)

Amount represents the value of 993,001 unvested RSUs and LP Units (and assumes the maximum amount of Performance Units are earned) based on the closing price of our Class A common stock on December 31, 2025 ($68.74).

(7)	Amount represents the value of 49,337 unvested LP Units based on the closing price of our Class A common stock on December 31, 2025 ($68.74). 12,751 LP Units not eligible for retirement.

Executive Compensation

(8)	Amount represents the value of 62,088 unvested LP Units based on the closing price of our Class A common stock on December 31, 2025 ($68.74).

(9)	Amount represents the value of 29,431 unvested RSUs and LP Units based on the closing price of our Class A common stock on December 31, 2025 ($68.74). 2,550 LP Units not eligible for retirement.

(10)	Amount represents the value of 31,980 unvested RSUs and LP Units based on the closing price of our Class A common stock on December 31, 2025 ($68.74).

(11)	Amount represents the value of 6,348 unvested RSUs based on the closing price of our Class A common stock on December 31, 2025 ($68.74).

(12)

Mr. Simon’s last day of employment with the Company was May 22, 2025. Upon his departure, Mr. Simon retained his outstanding retirement eligible equity which amounted to 51,383 unvested RSUs and LP Units and had a value of $2,906,736 based on the closing price of our Class A common stock on May 22, 2025 ($56.57)

Other Compensation Arrangements

Retirement Arrangements

We have a 401(k) savings plan for eligible employees, including our NEOs, and may, in our sole discretion, provide annual matching contributions to 401(k) plan participants. We do not have a defined benefit pension plan.

Employee Benefits

Eligible employees, including our NEOs, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our NEOs participate in these programs on the same basis as eligible employees generally.

Assessment of Risk of Our Compensation Program

Our compensation program is designed to discourage excessive risk taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount and a relatively small percentage of total compensation. Bonuses for our employees are based on an assessment of a variety of quantitative and qualitative factors, including appropriate risk management. A substantial portion of bonuses for our managing directors, including our NEOs, are paid in equity to align their interests with shareholders and the long-term objectives and success of the Firm.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, presented below is the total compensation of our median employee, the annual total compensation of our CEOs, and the ratio of those two values:

•	The 2025 annual total compensation of our median employee (other than our CEOs), calculated in accordance with Item 402(c) of Regulation S-K, was $260,350;

•

The 2025 annual compensation of our CEOs was $37,087,816. This figure was calculated in accordance with Item 402(c) of Regulation S-K, using each of Mr. Moelis’s and Mr. Mahmoodzadegan’s annual total compensation as reported in the Summary Compensation Table in this Proxy Statement, pro-rated for the number of months each of Mr. Moelis and Mr. Mahmoodzadegan served as the Company’s CEO in 2025;

•	For 2025, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 142.5 to 1; and

Executive Compensation

•

If the calculation of the annual total compensation for our CEOs did not take into account Mr. Moelis’s One-Time Retention Award and Mr. Mahmoodzadegan’s One-Time Succession Award (please see “—One-Time Succession Planning Awards Description” for more information), the ratio of the annual total compensation of our CEOs to the annual total compensation of our median employee would be 61.3 to 1.

We did not include independent contractors in our determination.

We have determined to use the same median employee that we identified as of December 31, 2024, for purposes of this disclosure. We determined that it was appropriate to use the same median employee because there have been no changes in our employee population or employee compensation arrangements that would significantly impact our pay ratio determinations.

We determined the median employee’s annual total compensation for 2025 in accordance with the requirements of Item 402(c) of Regulation S-K consistent with the calculation of the 2025 annual total compensation of our CEO as reported in the Summary Compensation Table in this Proxy Statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The information disclosed in this section was developed and is provided solely to comply with specific, legal requirements. We do not use this information in managing our Company.

Executive Compensation

Pay Versus Performance Table
The following disclosures provide information on the compensation of our CEO and other NEOs, each as calculated in accordance with SEC rules, and in comparison to certain metrics of the Company and our peer group.
The calculation of “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to
non-CEO
NEOs” is not reflective of how the Compensation Committee assesses executive officer compensation. Equity-based awards included in the below presentation are based on the grant date instead of the associated performance year. In addition, the values of equity awards may not reflect actual economic benefit that will be received due to uncertain market value and vesting schedules, among other factors. Due to our leadership transition in 2025, Compensation Actually Paid to our CEO in 2025 includes compensation actually paid to both Mr. Moelis, who served as CEO through September 30, 2025, and Mr. Mahmoodzadegan, who became CEO effective October 1, 2025. Accordingly, Mr. Mahmoodzadegan is removed from the non-CEO
NEOs calculation for 2025.
2025 Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for CEO ($)		Compensation Actually Paid to CEO (2) ($)		Average Summary Compensation Table Total for non-CEO NEOs ($)	Average Compensation Actually Paid to non-CEO NEOs (2) ($)	Value of Initial Fixed $100 Investment Based On		Net Income (in thousands) ($)	Adjusted Revenue (in thousands) ($)
	Ken Moelis	Navid Mahmoodza degan	Ken Moelis	Navid Mahmoodza degan			MC Total Shareholder Return ($)	Peer Group Total Shareholder Return (3) ($)

2025	35,168,297	42,846,376	38,061,779	49,373,665	2,197,257	2,323,357	191	203	259,617	1,535,888

2024	7,621,008		18,729,431		5,036,667	9,498,311	205	177	151,491	1,201,520

2023	7,878,846		22,107,303		5,859,692	10,710,298	150	135	(27,516)	860,085

2022	19,223,262		7,528,921		6,854,413	1,666,534	97	121	168,682	970,195

2021	14,358,959		24,392,175		9,707,758	14,853,476	149	135	422,978	1,557,997

(1)
For fiscal years 2021 and 2022, the CEO was Kenneth Moelis and the non-CEO
NEOs were Navid Mahmoodzadegan, Jeffrey Raich, Elizabeth Crain, and Joseph Simon. For fiscal years 2023 and 2024 the CEO was Kenneth Moelis and the non-CEO
NEOs were Navid Mahmoodzadegan, Jeffrey Raich, Joseph Simon and Katherine Pilcher Ciafone. For fiscal year 2025 Navid Mahmoodzadegan succeeded Ken Moelis as the CEO and the non-CEO
NEOs were Jeffrey Raich, Christopher Callesano, Katherine Pilcher Ciafone and Joseph Simon.

(2)
Amounts in this column are calculated in accordance with Item 402(v) of Regulation
S-K.
The following table details the adjustments prescribed by Item 402(v) to the “Summary Compensation Table” totals to determine the “Compensation Actually Paid” amounts. For the avoidance of doubt, no equity awards were cancelled due to a failure to meet vesting conditions during the years identified. In addition, all amounts presented below for
“Non-CEO
NEOs” are averages of the
non-CEO
NEO group.

Executive Compensation

Year	Executive(s)	Summary Compensation Table Total ($)	Deduct: Stock Awards ($)	Add: Year- end Value of Unvested Equity Awards Granted During Year ($)(i)	Increase/ (Decrease) in Value of Unvested Equity Awards Granted in Prior Years ($)(i)	Add: Value of Equity Awards Granted and Vested During Year ($)(i)	Increase/ (Decrease) in Value of Equity Awards Granted in Prior Years Which Vested During Year ($)(i)	Add: Dividends ($)(i)	Total (Compensation Actually Paid) ($)

2025	CEO (Moelis)	35,168,297	(34,505,822)	21,914,038	(1,536,708)	15,022,526	394,393	1,605,055	38,061,779
	CEO (Mahmoodzadegan)	42,846,376	(34,120,701)	26,766,722	(2,682,239)	13,979,159	529,238	2,055,110	49,373,665
	Non-CEO NEOs	2,197,257	(1,214,632)	430,570	(110,234)	887,452	53,843	79,101	2,323,357

(i)
Our CEO and
non-CEO
NEOs receive a substantial portion of their annual variable incentive compensation in equity, which may consist of RSUs, Deferred LP Units, Restricted LP Units, and/or Performance Units. Each form of equity has its own set of restrictions and vesting conditions, which may result in fluctuations across the components of Compensation Actually Paid for the years identified. See “Executive Compensation—Moelis Annual Equity Awards” and “Executive
Compensation—One-Time
Succession Planning Awards Description” for further details.

(3)	The peer group TSR for the identified years consists of the S&P 500 Financials Index and is weighted by market capitalization.
List of Performance Measures
While the Committee takes into account each of the measures in our compensation framework in a holistic manner to evaluate executive compensation of Firm performance (without ascribing any specific weight to any single factor or metric), the below measures from the compensation framework have been selected as they represent those Firmwide financial performance measures that are assessed every year on an annual and multi-year basis.

Performance Measures

Adjusted Revenues

Adjusted Net Income

Operating Margin

TSR
Relationship Between “Compensation Actually Paid” and Performance Measures
In accordance with Item 402(v), of Regulation
S-K,
we are providing the following narrative description of the relationship between information presented in the Pay Versus Performance table, reflecting changes from 2021-2022, 2022-2023, 2023-2024 and 2024-2025 unless otherwise noted. Our Compensation Committee does not use Compensation Actually Paid (as calculated under Item 402(v)) in determining annual executive compensation. Accordingly, the relationships between Total Shareholder Return, Net Income and Adjusted Revenues and Compensation Actually Paid described below are unintentional and not indicative of how the Compensation Committee evaluates pay outcomes. For 2025, any relationship between Compensation Actually Paid and the performance measures presented is primarily driven by one-time
awards granted to Mr. Moelis and Mr. Mahmoodzadegan in connection with Moelis’s succession planning and does not reflect annual compensation decisions.
We are a human capital business. In order to align the interests of our executive officers with shareholders and incentivize retention, a significant amount of our NEO annual incentive compensation is comprised of equity grants that are vested/deferred over multiple years. As a result, our Compensation Actually Paid to our

Executive Compensation

NEOs, as calculated in accordance with Item 402(v) of SEC Regulation
S-K,
is significantly driven by movements in our share price that occur after our Compensation Committee’s grant of such equity.
For fiscal years 2021, 2022 and 2023, Compensation Actually Paid to our CEO and our
non-CEO
NEOs was directionally correlated with Total Shareholder Return (“TSR”). For fiscal year 2024, changes in Compensation Actually Paid were inversely correlated with TSR for both our CEO and our non-CEO
NEOs. For fiscal year 2025, changes in Compensation Actually Paid to Mr. Moelis and Mr. Mahmoodzadegan were inversely correlated with TSR, while changes in Compensation Actually Paid to our non-CEO
NEOs were directionally correlated with TSR. Additionally, the Firm’s change in TSR over the past five years reflects a general correlation with that of the S&P 500 Financials Index.
For fiscal years 2021 and 2022, changes in Compensation Actually Paid for both our CEO and our non-CEO
NEOs directionally correlated with changes in net income. For fiscal years 2023 and 2024, changes in Compensation Actually Paid were inversely correlated with changes in net income. For fiscal year 2025, changes in Compensation Actually Paid were directionally correlated with changes in net income for Mr. Moelis and Mr. Mahmoodzadegan and changes in Compensation Actually Paid to our non-CEO
NEOs were inversely correlated with changes in net income.
For fiscal years 2021 and 2022, changes in Compensation Actually Paid for both our CEO and our non-CEO
NEOs were directionally correlated with the change in adjusted revenues. For fiscal year 2023 and 2024, changes in Compensation Actually Paid for both our CEO and our non-CEO
NEOs were inversely correlated with the changes in adjusted revenues. For fiscal year 2025, changes in Compensation Actually Paid were directionally correlated with changes in adjusted revenues for Mr. Moelis and Mr. Mahmoodzadegan and changes in Compensation Actually Paid were inversely correlated with changes in adjusted revenues for our non-
CEO
NEOs.

Compensation Committee Report

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Laila Worrell (Chairperson)

Thorold Barker

Louise Mirrer

Kenneth L. Shropshire

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Proposal 2: Advisory Vote on Executive Compensation

Proposal 2: Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in the Proxy Statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our NEOs as disclosed herein.

While the results of the vote are non-binding and advisory in nature, we intend to consider the results of this vote in making future compensation decisions.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this Proxy Statement.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

Stock Ownership of Certain Beneficial Owners and Management

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock held by (i) each of our directors, (ii) each of our NEOs, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our Class A common stock and Class B common stock. For our directors and officers, the information is as of April 27, 2026. For other stockholders who own more than 5% of our Class A common stock, the information is as of the most recent Schedule 13G filed by each such stockholder with the SEC.

The number of shares and percentage of beneficial ownership set forth below is based upon 74,374,014 shares of Class A common stock and 4,190,479 shares of Class B common stock outstanding on the Record Date.

Beneficial ownership is determined in accordance with the rules of the SEC. The beneficial ownership of each of our directors and officers excludes units held in the form of LP Units or RSUs. These units become redeemable for shares of our Class A common stock after they are vested or become eligible for delivery and upon the satisfaction of the conditions of the award. For additional details, see “Executive Compensation—Moelis Annual Equity Awards” and “Executive Compensation—One-Time Succession Planning Awards Description.”

	Number of Shares of Class A Common Stock	Percent of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Combined Voting Power

Directors and Named Executive Officers(1)

Kenneth Moelis	209,310(2)	0.28%	4,190,479	36.2%

Navid Mahmoodzadegan	197,602	0.27%	0	0.2%

Jeffrey Raich	54,794	0.07%	0	0.0%

Eric Cantor	236,948	0.32%	0	0.2%

Katherine Pilcher Ciafone	7,969	0.01%	0	0.0%

Christopher Callesano	2,292	0.00%	0	0.0%

Osamu Watanabe	4,981	0.01%	0	0.0%

Thorold Barker	—	0.00%	0	0.0%

Louise Mirrer	—	0.00%	0	0.0%

Kenneth L. Shropshire	7,161	0.01%	0	0.0%

Laila Worrell	7,762	0.01%	0	0.0%

Joseph Simon(3)	22,832	0.03%	0	0.0%

All executive officers and directors as a group (12 persons)	751,651(4)	1.01%	4,190,479(5)	36.7%

Holders of 5% or more of Class A Common Stock

BlackRock, Inc.(6)	8,002,597	10.8%	0	6.9%

Kayne Anderson Rudnick Investment Management, LLC(7)	6,739,477	9.1%	0	5.8%

Wasatch Advisors LP(8)	3,742,624	5.0%	0	3.2%

(1)	The address of each of our directors and executive officers is c/o Moelis & Company, 399 Park Avenue, 4th Floor, New York, NY 10022.

Stock Ownership of Certain Beneficial Owners and Management

(2)

The number excludes 1,567,288 Class A common stock issuable in exchange for, or in satisfaction of, unvested and/or deferred LP Units and RSUs granted to Mr. Moelis as described under “Executive Compensation” and 3,976,314 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of The Moelis Family Trust, of which Mr. Moelis is a beneficiary. Mr. Moelis shares voting and dispositive power over the assets of The Moelis Family Trust with Mrs. Julie Moelis. Mr. Moelis has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Family Trust. These shares of Class A common stock represent approximately 6.8% of the shares of Class A common stock that would be outstanding as of April 27, 2026 if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of the Company’s Class B common stock were converted at that time.

(3)	Mr. Simon’s amount of Class A common stock is as of February 19, 2025.

(4)

This number excludes unvested and/or deferred LP Units and RSUs granted to our executive officers and directors as described under “Executive Compensation” and 4,691,889 shares of Class A common stock issuable in exchange for Group LP Class A partnership units. These shares of Class A common stock represent approximately 5.8% of the shares of Class A common stock that would be outstanding if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted.

(5)

Shares of Class B common stock are held by Partner Holdings. This number correlates to the aggregate number of vested and unvested Group LP Class A partnership units held by Partner Holdings. Partner Holdings is controlled by Mr. Moelis. Each share of Class B common stock has ten votes and is convertible into 0.00055 shares of Class A common stock.

(6)

Based on the Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. on behalf of itself and certain wholly-owned subsidiaries named in the Schedule 13G. The address of the filer is 50 Hudson Yards, New York, NY 10001.

(7)

Based on the Schedule 13G filed with the SEC on August 13, 2025 by Kayne Anderson Rudnick Investment Management, LLC on behalf of itself. The address of the filer is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(8)	Based on the Schedule 13G filed with the SEC on April 22, 2026 by Wasatch Advisors LP on behalf of itself. The address of the filer is 505 Wakara Way, 3rd Floor, Salt Lake City, 84108, United States.

Certain Relationships and Related Person Transactions

Certain Relationships and Related Person Transactions

In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes transactions, or series of related transactions, to which we were a party or will be a party required to be disclosed under Item 404 of Regulation S-K, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Transactions with Our Directors, Executive Officers and 5% Holders

Agreements with Kenneth Moelis

Moelis & Company Manager LLC (the “Manager”) owns an aircraft. Mr. Moelis is the managing member of Manager. This aircraft is used and operated by the Company pursuant to an Aircraft Dry Lease entered into on May 27, 2025 (the “2025 Lease”) between Manager as lessor, and the Company, Brindle Capital, Inc. (“Brindle”) and Mr. Moelis as lessees. Brindle is an entity owned by Mr. Moelis and his immediate family. The lessees will pay the lessor monthly rent for the aircraft based on their respective usage. For the year ended December 31, 2025, the Company incurred approximately $1.9 million in aircraft lease costs to be paid to Manager. The lessees will generally assume all costs related to the maintenance and operation of the aircraft during the term of the lease. The lessees will bear the risk of loss, theft, confiscation, damage to or destruction to the aircraft. The lessees will also indemnify the lessor and its successors and assigns against any losses in connection with the aircraft, subject to certain limitations. We also entered into a new Cost Sharing and Operating Agreement on May 27, 2025 with Mr. Moelis and Brindle. The new agreement provides that each lessee will have exclusive use of the aircraft during the times scheduled by such lessee. The lease payments and fixed operating costs (including, without limitation, insurance premiums, storage and scheduled maintenance) related to the aircraft will be allocated among the lessees based upon a pre-agreed formula which takes into account each lessee’s respective usage of the aircraft. Each lessee will be responsible for the direct operating costs (including, without limitation, fuel and service charges) for its use of the aircraft and will indemnify the other lessees for any losses arising from such use.

The Company granted a license to Mr. Moelis’s progeny, under which they have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with financial services activities.

Rights of Partner Holdings and Stockholders Agreement

We are party to the Stockholders Agreement with Partner Holdings, which provides that for so long as the Class B Condition is satisfied, Partner Holdings has approval rights over the following transactions:

•	any incurrence of indebtedness (other than inter-company indebtedness) in excess of $20 million;

•

any issuance by us of equity or equity-related securities (other than preferred stock) that would represent, after such issuance or upon conversion, exchange or exercise, as the case may be, at least three percent (3%) of the total voting power of our outstanding shares of Class A common stock (except in certain circumstances);

•	the issuance by us of preferred stock;

•	any debt or equity investment by us (including any commitment to invest) in an amount greater than $20 million;

Certain Relationships and Related Person Transactions

•	any entry by us into a new line of business that requires a principal investment in excess of $20 million;

•	the adoption of stockholder rights plans;

•	the appointment or termination of Section 16 officers;

•	any amendments to Moelis & Company’s amended and restated certificate of incorporation or by-laws;

•	any amendments to Group LP’s amended and restated limited partnership agreement;

•	renaming Moelis & Company;

•	the adoption of annual budgets and business plans;

•	distributions to stockholders (except in certain circumstances);

•

entry into any merger, consolidation, recapitalization, liquidation or sale of Moelis & Company or all or substantially all of its assets or certain similar transactions involving Moelis & Company or entering into any agreement providing therefor (except in certain circumstances);

•

voluntarily initiating any liquidation, dissolution or winding up of Moelis & Company or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to Moelis & Company or any of its subsidiaries or controlled affiliates;

•	the entry into or amendment of certain material contracts;

•	the entry into related party transactions;

•	the initiation or settlement of material legal actions; and

•	changes to our taxable or fiscal year.

The effect of the agreement, if enforced, is that Partner Holdings may maintain control over our significant corporate transactions even if it holds less than a majority of the combined total voting power of our shares of Class A and Class B common stock.

The Stockholders Agreement provides that our Board will nominate individuals designated by Partner Holdings equal to a majority of the Board, and to take all actions necessary to cause such directors to continue in office, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B condition is satisfied. Partner Holdings is an entity controlled by our Executive Chairman, Kenneth Moelis, and the designees of Partner Holdings nominated by the Board for election at the Annual Meeting are currently Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partner Holdings will not designate any additional nominee to our Board this year. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board.

In addition, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who is designated by Partner Holdings in accordance with the Stockholders Agreement, the Stockholders Agreement provides that the Company must take all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a designee of Partner Holdings, including without limitation, in the event of a resignation of a Partner Holdings’ designee as a result of a failure to obtain a majority vote.

The “Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

i)

he maintains directly or indirectly ownership of an aggregate of at least 4,458,445 shares of Class A common stock of the Company and Equivalent Class A Shares (as defined below), subject to customary adjustments, which represent approximately one-third of his ownership immediately following our initial public offering;

Certain Relationships and Related Person Transactions

ii)

he maintains directly or indirectly beneficial ownership (as defined below) of at least five percent (5%) of the Class A common stock of the Company (calculated, without duplication, on the basis that all issued and outstanding Group LP Class A partnership units not held by the Company or its subsidiaries had been exchanged for shares of Class A common stock of the Company);

iii)	he has not been convicted of a criminal violation of a material U.S. federal or state securities law that constitutes a felony or a felony involving moral turpitude;

iv)	he is not deceased; and

v)

his employment agreement has not been terminated in accordance with its terms because of a breach of his covenant to devote his primary business time and effort to the business and affairs of the Company and its subsidiaries or because he suffered an “incapacity” (i.e., order of incompetence or of insanity or permanent physical incapacity).

“Equivalent Class A Shares” means, on any date, the number of shares of Class A common stock represented by any shares, units, interests, options, warrants, evidence of indebtedness, stock awards or other securities or awards which by their terms are directly or indirectly convertible into, exchangeable for, exercisable for or pursuant to which the holder is entitled to receive shares of Class A common stock, whether immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of shares of Class A common stock.

“Beneficial ownership” has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that a person will be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings will have certain approval rights over the following transactions:

i)	the appointment or termination of the CEO;

ii)	any amendments to the Company’s amended and restated certificate of incorporation or by-laws that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis; and

iii)	any amendments to Group LP’s amended and restated limited partnership agreement that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis.
iv)

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, our Board will nominate individuals designated by Partner Holdings equal to one quarter of the Board.

v)	For so long as either the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it.

vi)	The “Secondary Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

vii)

he maintains directly or indirectly ownership of an aggregate of at least 2,229,222 shares of Class A common stock of the Company and Equivalent Class A Shares, subject to customary adjustments, which represent approximately one-sixth of his ownership immediately following our initial public offering; and

viii)	conditions (ii)-(v) required under the Class B Condition.

Employment Agreement with Kenneth Moelis

We entered into an employment agreement with Mr. Moelis on April 15, 2014 as amended on December 19, 2019 and June 9, 2025, pursuant to which he serves as our Executive Chairman. The employment agreement provides that Mr. Moelis receives an annual base salary of $400,000, is eligible to receive an annual

Certain Relationships and Related Person Transactions

discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time. Either party is permitted to terminate the agreement at any time with or without cause, provided that Mr. Moelis must provide the Company with 180 days prior written notice of his intent to terminate his employment, provided further that the notice period will not apply if Mr. Moelis terminates his employment for good reason (as defined in the employment agreement).

The employment agreement provides that upon a voluntary termination of Mr. Moelis’s employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the agreement provides that Mr. Moelis will not solicit our employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason. The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

Employment Agreement with Navid Mahmoodzadegan

We entered into a new employment agreement with Mr. Mahmoodzadegan dated June 9, 2025 and effective October 1, 2025, pursuant to which he serves as the Company’s CEO. The employment agreement provides that Mr. Mahmoodzadegan receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time. Either party is permitted to terminate the agreement at any time with or without cause, provided that Mr. Mahmoodzadegan must provide the Company with 180 days prior written notice of his intent to terminate his employment.

The employment agreement provides that upon a voluntary termination of Mr. Mahmoodzadegan’s employment by Mr. Mahmoodzadegan or if Mr. Mahmoodzadegan is terminated by the Company for cause, he will not compete with the Company for 90 days following the date of such termination. In addition, the agreement provides that Mr. Mahmoodzadegan will not solicit our employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason. The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

Employment Agreement with Jeffrey Raich

We entered into an employment agreement with Mr. Raich in April 2014. The employment agreement provides that Mr. Raich will receive an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time. In addition, the employment agreement provides that during his employment, Mr. Raich has the right to be a member of Group LP’s most senior decision and policy-making committee (currently, the Group Management Committee). Mr. Raich is permitted to terminate his agreement at any time with or without cause; however, we may terminate the employment of Mr. Raich only for cause (as defined in the employment agreement). The employment agreement provides that Mr. Raich will not solicit our employees, independent contractors, consultants, service providers or suppliers for six months following termination of his employment. The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

Transactions with Moelis Asset Management LP

Prior to our initial public offering, our business was owned by Moelis & Company Holdings LP (“Old Holdings”), an entity controlled by Kenneth Moelis, our Executive Chairman. In connection with our initial public offering, a reorganization of the existing businesses of Old Holdings was effected, pursuant to which the advisory business was transferred to our subsidiary, Group LP. Old Holdings retained its asset management business, which includes managers of direct lending funds, hedge funds, private equity funds, collateralized loan obligation funds and certain other asset management businesses, and was renamed Moelis Asset Management LP (“MAM”).

Certain Relationships and Related Person Transactions

Master Services Agreement

We are party to a master services agreement with MAM. Under the master services agreement, we provide certain administrative services to MAM. MAM pays us mutually agreed-upon fees for these services, which are based on our costs of providing the shared services. The charges for the shared services generally are intended to allow us to recover the costs directly associated with providing the services, plus out-of-pocket costs and expenses, generally without profit. Under the master services agreement, MAM is able to use our services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. MAM may terminate any of the specified services for any reason with 90 days prior written notice to us. Generally, each party agreed to indemnify the other party and its respective directors, officers, employees and agents against losses resulting from the transitional services, except, in the case of indemnification by MAM and its subsidiaries, to the extent of our gross negligence or intentional misconduct, not to exceed the amount of fees paid to us. Under this agreement, we allocated approximately $230,000 in costs to MAM for fiscal year ended December 31, 2025.

Master Separation Agreement

We entered into a master separation agreement with MAM in connection with the reorganization. The agreement set forth, among other things, MAM’s principal transactions with us necessary to separate the advisory and asset management businesses of MAM. The agreement identified the assets that were transferred, the liabilities assumed and the contracts assigned to us as part of the reorganization, and provided for when and how these transfers, assumptions and assignments occurred. Information in this Proxy Statement with respect to the assets and liabilities of the parties is presented based on the allocation of such assets and liabilities pursuant to the reorganization, unless the context otherwise requires.

The agreement provides for cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical advisory business and operations, and generally places MAM and its subsidiaries the financial responsibility for liabilities associated with all of MAM’s current and historical asset management businesses and operations.

License Agreements

We have granted a license to MAM and certain affiliates, under which MAM and such affiliates have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with asset management activities. MAM is not able to use the trademarks if it is engaged in investment banking advisory services and cannot use the trademark “Moelis & Company” or any derivations of it. The license is non-exclusive, non-sublicensable (except under certain conditions) and royalty-free. The license agreement continues in perpetuity unless terminated in accordance with its terms. We may terminate the license if MAM becomes insolvent, makes an assignment of the trademark for the benefit of its creditors, takes actions that cause any government or creditors to condemn or expropriate its assets or materially breaches the license agreement and fails to cure such breach.

Archean Capital Partners GP LLC

In 2016, MAM and Veritable LP (“Veritable”) formed a 50/50 joint venture, Archean Capital Partners GP LLC (“Archean”) to source, evaluate and invest seed capital in high quality, first-time private equity managers. In January 2017, Archean closed Archean Capital Partners I LP (“Archean I”) and, in March 2021, Archean closed Archean Capital Partners II LP (“Archean II”). Affiliates of Mr. Moelis collectively committed $10,000,000 to Archean I and $10,000,000 to Archean II.

In consideration for introductions made to MAM and Archean, MAM will pay to the Company 50% of the investment economics paid to MAM by Archean, which is comprised of (i) annual management fees and (ii) a

Certain Relationships and Related Person Transactions

revenue share from the private equity managers that receive capital from Archean, if any, net of certain expenses, subject to a cap based upon invested capital. Under this arrangement, the Company did not receive any payments from MAM in 2023 and 2024.

In June 2022, the Company and MAM amended the terms and conditions of the economics shared from introductions and capital raisings for future Archean funds. In exchange for a service fee of $3,567,000 paid by MAM to the Company, the Company will not share any of MAM’s economics from future funds raised by Archean. In January 2025, the Company’s interest shifted from 50% of net profits to 50% of gross revenues from Archean I and Archean II.

Other Transactions

We may enter into engagement letters to provide investment banking services to MAM and its subsidiaries from time to time. For the year ended December 31, 2025, no revenues were earned for investment banking services pursuant to engagement letters with funds managed by subsidiaries of MAM and portfolio companies of such funds.

Transactions with Atlas Crest

We had an affiliation with the sponsors (collectively referred to herein as “Atlas Crest Sponsors”) of Atlas Crest Investment Corp. II (“Atlas Crest II”) and Atlas Crest Investment Corp. III (formerly Atlas Crest Investment Corp. V) (“Atlas Crest III”), each a special purpose acquisition company (each an “Atlas Crest Entity” and collectively, the “Atlas Crest Entities”), which were formed and capitalized in 2021.

Mr. Moelis was a founding member of the Atlas Crest Sponsors and served as Non-Executive Chairman of the Atlas Crest Entities. Mr. Moelis (or an affiliate of Mr. Moelis) was the managing member of each of the Atlas Crest Sponsors. The Company’s executive officers and management Directors invested an aggregate $2,627,000 in the sponsor of Atlas Crest II and an aggregate $1,548,000 in the sponsor of Atlas Crest III during 2021 and 2022.

During 2021 and 2022, the Company invested $762,902 in the sponsor of Atlas Crest II and $1,131,750 in the sponsor of Atlas Crest III.

During 2022, the remaining Atlas Crest Entities were wound up and the remainder of the Company’s investments were liquidated. The Company recognized $982,799 in realized losses in other income and expenses on the consolidated statement of operations related to the wind-ups.

In addition, we had an affiliation with the sponsor of Atlas Crest Investment Corp. (“Atlas Crest I”, also referred to as an Atlas Crest Entity and the sponsor of Atlas Crest I referred to as an Atlas Crest Sponsor). Atlas Crest I completed its initial business combination with Archer Aviation Inc. (“Archer”) on September 16, 2021 (the “AC I Initial Business Combination”) and a distribution of the Archer common stock and warrants held by the sponsor of Atlas Crest I following the AC I Initial Business Combination was completed.

Business Combination Marketing Agreements

On October 27, 2020, the Company and Atlas Crest I entered into a Business Combination Marketing Agreement to engage the Company to provide certain advisory services in connection with an initial business combination of Atlas Crest I, including, organizing meetings with stockholders, introductions to potential investors, assistance in obtaining stockholder approval for the business combination and assistance with press releases and public filings in connection with the business combination (the “Business Combination Marketing Agreement”) for a fee of 1.5% of the total amount of the initial public offering, or $6,250,000,

Certain Relationships and Related Person Transactions

payable to the Company upon consummation of an initial business combination. The Business Combination Marketing Agreement fee was paid to the Company upon consummation of the AC I Initial Business Combination, 50% of which was received in cash and the remaining 50% in common stock of Archer.

On February 3, 2021, the Company and Atlas Crest II entered into a Business Combination Marketing Agreement for a fee of 1.5% of the total amount of the initial public offering, or $4,312,500, payable upon consummation of an initial business combination.

Advisory and Placement Agency Services

In connection with the initial business combination of Atlas Crest I and Archer, the Company was engaged by Atlas Crest I to provide financial advisory and placement agency services to Atlas Crest I pursuant to customary engagement letters. An aggregate of $24,000,000 of M&A advisory fees and placement agent fees was paid to the Company by Atlas Crest I upon consummation of AC I Initial Business Combination, 50% of which was received in cash and the remaining 50% in common stock of Archer.

Services Agreements

In October 2020, the Company began providing office space, secretarial, administrative and other corporate services for a fee of $10,000 a month to Atlas Crest I. In February 2021, the Company began providing these services to Atlas Crest II for a fee of $10,000 per month and an agreement from each of the entities and the associated sponsors to indemnify the Company for any losses arising out of the provisions of services, subject to certain exceptions and limitations. This arrangement continued until December 2022 when Atlas Crest II was liquidated.

In accordance with our related persons transaction policy, management presented the above transactions to our Audit Committee and our Audit Committee reviewed and approved the transactions.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant regardless of the amount involved and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Proposal 3: Ratification of Independent Auditor

Proposal 3: Ratification of Independent Auditor

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although stockholder ratification of the appointment of Deloitte is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of Deloitte requires the vote of a majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. If stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of Deloitte, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends that you vote “FOR” the ratification of Deloitte as our independent registered public accounting Firm for the fiscal year ending December 31, 2026.

Deloitte Fees

The following table presents aggregate fees billed to the Company for services rendered by Deloitte during the years ended December 31, 2025 and December 31, 2024.

	2025	2024

Audit fees(1)	$2,873,599	$2,733,003

Audit-related fees	—	—

Tax fees(2)	$1,969,070	$1,931,595

All other fees(3)	$4,126	$4,126

Total	$4,846,795	$4,668,724

(1)

Audit fees include fees for the audit of our consolidated financial statements, fees billed in the respective periods for professional consultations with respect to accounting issues, and issuance of consents required by statute or regulation and similar matters. Audit fees for the years presented include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions.

(3)	All other fees include subscriptions to Deloitte’s on-line accounting research tool.

Audit Committee Pre-Approval

Since our initial public offering, all services performed by Deloitte for the Company and its subsidiaries have been pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy, which requires that, before the independent auditor is engaged for any services, the Audit Committee must approve these services, including the fees and terms, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit. Services are reviewed taking into account the terms of the policy, and, for types of services not pre-approved in the policy, the rules of the SEC and the Public Company Accounting Oversight Board.

Audit Committee Report

Audit Committee Report

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Committee assists in the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors and the Company’s internal audit function.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2025 with the Company’s management and Deloitte. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on such review and discussions, the Audit Committee recommended to the Company’s Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Audit Committee

Kenneth L. Shropshire (Chairperson)

Thorold Barker

Louise Mirrer

Laila Worrell

General Information

General Information

The Company is making this Proxy Statement available to its stockholders on or about April 29, 2026 in connection with the solicitation of proxies by the Board for our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement. On or about April 29, 2026, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2025 Annual Report on Form 10-K.

The Company intends to hold the Annual Meeting in person.

Below are answers to common questions stockholders may have about the Proxy Materials and the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this Proxy Statement and our Annual Report to stockholders for the fiscal year ended December 31, 2025. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of materials?

Under rules adopted by the SEC, we are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the notice will instruct you how to access and review the Proxy Materials on the internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the notice.

What items will be voted on at the Annual Meeting and how does the Board recommend that I vote?

There are three proposals to be voted on at the Annual Meeting:

1.	the election of seven directors to our Board;
2.	the approval, on an advisory basis, of the compensation of our NEOs; and
3.	the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Our second amended and restated by-laws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by our Board will have discretion to vote on those matters.

The Board recommends:

1.	that you vote “FOR” each of the nominees in Proposal 1;
2.	that you vote “FOR” the approval of the advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement in Proposal 2; and
3.	that you vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm for 2026 in Proposal 3.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on April 27, 2026 (the “Record Date”) may vote at the Annual Meeting.

General Information

How many shares may be voted at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 74,374,014 shares of Class A common stock and 4,190,479 shares of Class B common stock entitled to vote.

How many votes do I have?

✓	Holders of our Class A common stock are entitled to one vote for each share held as of the Record Date.

✓	Holders of our Class B common stock are entitled to ten votes for each share held as of the Record Date.

✓	Holders of our Class A common stock and Class B common stock will vote as a single class on all matters at the Annual Meeting.

What vote is required for each proposal?

For the election of directors, each incumbent director must receive a majority of the votes cast (for and against) with respect to such director (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election) in an uncontested election. Pursuant to our by-laws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) the acceptance of that proffered resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director does not receive a majority of the votes cast in an uncontested election, the Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject such incumbent director’s resignation or whether other action should be taken. The Board, taking into account the Nominating and Corporate Governance Committee’s recommendation, will decide whether to accept or reject such incumbent director’s resignation and will publicly disclose its decision, including, if the Board determines to reject such resignation, the rationale of the decision. The Board is not required to accept the resignation of an incumbent director that fails to receive a majority of the votes cast in an election that is not a Contested Election. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy by vote of a majority of the Board then in office, even if less than a quorum, or by a sole remaining director, or may decrease the size of the Board in accordance with the Company’s by-laws. The foregoing is subject to the rights and obligations of the Company pursuant to the Stockholders Agreement between the Company, Partner Holdings and certain stockholders. See “Certain Relationships and Related Person Transactions—Transaction with Our Directors, Executive Officers and 5% Holdings—Rights of Partner Holdings and Stockholders Agreement”.

The approval, on an advisory basis of the compensation of our NEOs, the ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class.

As of the Record Date, Partner Holdings owned all of our outstanding Class B shares. Partner Holdings is controlled by Kenneth Moelis, our Executive Chairman. Mr. Moelis controls approximately 36% of the voting power of our shares. Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not

General Information

counted as votes cast for Proposal 1. Any abstentions on Proposals 2 and 3 will be counted as votes “against” the proposal. Broker non-votes will have no effect on Proposal 2. Brokers will have discretionary authority to vote on Proposal 3, so there will not be any broker non-votes on Proposal 3.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•

Via the internet. You may vote via the internet until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•

By telephone. You may vote by phone until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•

By mail. If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided. The proxy card must be received by the close of business on the day before the Annual Meeting.

•	In person. You may also vote your shares in person by completing a ballot at the Annual Meeting.

How do beneficial owners of shares held in street name vote?

If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s General Counsel and Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone or by attending and voting in person at the Annual Meeting. Street name stockholders who wish to change their votes should contact the organization that holds their shares.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposals 1 and 2 are not considered “routine” proposals. Proposal 3 is a “routine” proposal. If you hold shares in street name and do not vote on Proposals 1 and 2 your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks

General Information

or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Annual Meeting. The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials, and will pay D.F. King a fee of approximately $15,250, plus reimbursement of out-of-pocket expenses. The address of D.F. King is 28 Liberty Street, 53rd Floor, New York, NY 10005. You can call D.F. King at (800) 714-3312 or email at MC@dfking.com.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares. You must also bring photo identification. If you hold your shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

We intend to hold the Annual Meeting in person.

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC including the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or 399 Park Avenue, 4th Floor, New York, NY 10022.

Who should I contact if I have additional questions?

You can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or at our principal executive offices at 399 Park Avenue, 4th Floor, New York, NY 10022. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote. If you have any questions about how to vote your shares, you may contact our proxy solicitor at:

D.F. King & Co, Inc.

28 Liberty Street, 53rd Floor, New York, NY 10005

Call Toll-Free: (800) 714-3312

Banks and Brokers Call: (212) 269-5550

Additional Information

Additional Information

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2027 Annual Meeting of Stockholders, pursuant to Exchange Act Rule 14a-8 must be delivered to the Secretary at our principal executive offices no later than December 31, 2025 in order to be included in the proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our by-laws.

Under our by-laws, stockholder proposals submitted for consideration at any annual meeting of stockholders, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the prior annual meeting of stockholders. Accordingly, under our by-laws, stockholder proposals and nominations under our by-laws must be delivered no earlier than February 25, 2027 and no later than March 27, 2027.

To be timely for purposes of Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our by-laws as described above. In addition, to the extent that any information required by Rule 14a-19 is not required under our by-laws to be included with your notice, we must receive such additional information by April 26, 2027.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our by-laws.

Annex A: Non-GAAP Financial Measures

Annex A: Non-GAAP Financial Measures

The Company prepares its consolidated financial statements using accounting principles generally accepted in the United States (GAAP). From time to time, the Company may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by the Company are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy.

Adjusted results are a non-GAAP financial measure which provide additional information on management’s view of operating results. These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

The Company’s adjusted revenues includes amounts reflected within other income (expenses) which are considered the equivalent of revenues for compensation. Such adjustments may include gains on founder investments where our employees and the Moelis advisory platform contributed meaningfully to the value creation; or the mark-to-market impact of equity instruments held by the Company that were originally received as payment for our banking services and included in revenues. We believe these adjustments are useful to allow comparability of period-to-period operating performance and compensation levels.

The Company’s adjusted compensation and benefits expenses may include adjustments reflected within other income (expenses) associated with compensation awards forfeited or returned to the Company by former employees. Management views the credits associated with such forfeitures as an offset to compensation and benefits expenses since the Firm will utilize the forfeited economics to recruit and or retain talent. We believe the netted presentation of forfeiture credits and compensation expenses is useful to allow comparability of period-to-period operating performance.

The Company’s adjusted non-compensation expenses and other income (expenses) may exclude certain one-time items that reduce the comparability of our operating performance as well as the amounts related to revenues and compensation and benefits expenses discussed above and adjustments to our provision for income taxes discussed below. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s adjusted provision (benefit) for income taxes is adjusted to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rates for the periods presented. Adjusted provision (benefit) for income taxes periodically includes the tax impact related to the settlement of share-based awards, the reclassification of Tax Receivable Agreement (“TRA”) liability adjustments, or adjustments to our deferred tax assets and liabilities that occur in connection with new tax legislation. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s adjusted basic and diluted shares of Class A common stock outstanding is presented for each period as if all outstanding Class A partnership units have been exchanged into Class A common stock. The adjusted presentation helps analysts, investors, and other stakeholders understand the effect of the Firm’s ownership structure on its results, including the impact of all the Firm’s income becoming subject to corporate-level tax.

Annex A: Non-GAAP Financial Measures

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Twelve Months Ended December 31, 2025

(Dollars in thousands, except share and per share data)

Twelve Months Ended December 31, 2025
Adjusted Items	GAAP	Adjustments	Adjusted (non-GAAP)

Revenues	$1,516,796	$19,092(a)	$1,535,888

Compensation and benefits	1,017,076	(6,461)(b)	1,010,615

Non-compensation expenses	225,857	(2,148)(c)	223,709

Other income (expenses)	53,608	(24,711)(a)(b)(d)	28,897

Income (loss) before income taxes	327,471	2,990	330,461

Provision (benefit) for income taxes	67,854	6,251(d)(e)	74,105

Net income (loss)	259,617	(3,261)	256,356

Net income (loss) attributable to non-controlling interests	26,580	(26,580)(f)	—

Net income (loss) attributable to Moelis & Company	$233,037	$23,319	$256,356

Weighted-average shares of Class A common stock outstanding Diluted	79,232,743	6,466,250(f)	85,698,993

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$2.94		$2.99

(a)	Reflects a reclassification of $19.1 million of other income to revenues related to a gain associated with the Firm’s sale of 5.0 million shares of MA Financial Group Limited.

(b)	Reflects a reclassification of $6.5 million of other income to compensation and benefits expense associated with the forfeiture or return of compensation by former employees.

(c)

Reflects an adjustment of $2.1 million related to expenses for new United Kingdom office space currently under construction. This adjustment for duplicate expenses will cease once the current location is vacated and the new space is occupied which is anticipated to commence during Q2 2026.

(d)

TRA liability adjustments are made to other income (expenses) for GAAP purposes. Any adjustment related to the TRA liability is reclassified to the provision for income tax line and such adjustment for the period was expense of $0.8 million.

(e)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated, together with the tax benefit related to the settlement of share-based awards of $24.3 million, we have a net tax expense of $74.1 million. Our Adjusted tax provision excludes any benefits or costs related to the adjustment to the TRA liabilities originated from past partnership unit exchanges; such adjustment for this period was a net expense of $0.8 million, which is not included in the corporate tax provision for the period presented.

(f)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

Annex A: Non-GAAP Financial Measures

Twelve Months Ended December 31, 2024

(Dollars in thousands, except share and per share data)

Twelve Months Ended December 31, 2024
Adjusted Items	GAAP	Adjustments	Adjusted (non-GAAP)

Revenues	$1,194,545	$6,975(a)	$1,201,520

Compensation and benefits	830,151	(1,106)(b)	829,045

Other income (expenses)	23,067	(7,444)(a)(b)(c)	15,623

Income (loss) before income taxes	196,012	637	196,649

Provision (benefit) for income taxes	44,521	1,726(c)(d)	46,247

Net income (loss)	151,491	(1,089)	150,402

Net income (loss) attributable to non-controlling interests	15,471	(15,471)(e)	—

Net income (loss) attributable to Moelis & Company	$136,020	$14,382	$150,402

Weighted-average shares of Class A common stock outstanding Diluted	76,611,948	6,098,730(e)	82,710,678

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$1.78		$1.82

(a)	Reflects a reclassification of $7.0 million of other income to revenues related to a gain associated with the Firm’s sale of 5.0 million shares of MA Financial Group Limited.

(b)	Reflects a reclassification of $1.1 million of other income (expenses) to compensation and benefits associated with the forfeiture or return of compensation by former employees.

(c)	TRA liability related adjustments are made to other income (expenses) for GAAP purposes. The adjustment of $0.6 million is reclassified to the provision for income taxes line.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated, together with the tax benefit related to the settlement of share-based awards of $13.0 million, we have a net tax expense of $46.2 million. Our Adjusted tax provision excludes any benefits or costs related to the adjustment to the step-up in tax basis in Group LP assets and TRA liabilities in connection with past partnership unit exchanges; such adjustment for this period was a net expense of $0.6 million, which is not included in the corporate tax provision for the period presented.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

SCAN TO VIEW MATERIALS & VOTE w MOELIS & COMPANY VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of ATTN: OSAMU WATANABE information up until 11:59 p.m., Eastern Time on June 24, 2026. Have your proxy card 399 PARK AVENUE, 4TH FLOOR in hand when you access the web-site and follow the instructions to obtain your records NEW YORK, NY 10022 and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time on June 24, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive the completed proxy card by 11:59 p.m., Eastern Time on June 24, 2026. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V93076-P51905 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MOELIS & COMPANY The Board of Directors recommends you vote FOR all of the director nominees listed below: 1. Election of Directors Nominees: For Against Abstain 1a. Kenneth Moelis ! ! ! The Board of Directors recommends you vote FOR For Against Abstain Proposal 2: 1b. Navid Mahmoodzadegan ! ! ! 2. To approve, on an advisory basis, the compensation of ! ! ! our Named Executive Officers. 1c. Eric Cantor ! ! ! The Board of Directors recommends you vote FOR For Against Abstain Proposal 3: 1d. Thorold Barker ! ! ! 3. To ratify the appointment of Deloitte & Touche LLP as ! ! ! our independent registered public accounting firm for 1e. Louise Mirrer the fiscal year ending December 31, 2026. ! ! ! 1f. Kenneth L. Shropshire ! ! ! 1g. Laila J. Worrell ! ! ! NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. V93077-P51905 MOELIS & COMPANY Annual Meeting of Stockholders June 25, 2026 at 8:30 a.m. ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Kenneth Moelis, Navid Mahmoodzadegan, Katherine Pilcher Ciafone, Osamu Watanabe and Christopher Callesano, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Moelis & Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, to be held at 8:30 a.m. (Eastern Time) on June 25, 2026, at the offices of Moelis & Company, located at 399 Park Avenue, 4th Floor, New York, NY 10022, and in their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein. Continued and to be signed on reverse side